Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of May 13, 2014

by and among

GAMING AND LEISURE PROPERTIES, INC.,

as Parent,

GLP CAPITAL, L.P.
as Buyer,

PA MEADOWS, LLC,

as the Company,

and

PA MEZZCO, LLC,
CANNERY CASINO RESORTS, LLC,

together, as Sellers

i

EXHIBITS

Exhibit A	Structure of Transaction

Exhibit B	Form of Consulting Agreement

Exhibit C	Form of Assignment of Membership Interests

Exhibit D	Example Net Working Capital Calculation

Exhibit E	Form of Third Party Operator Confidentiality Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2014 (the “Effective Date”), by and among Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), Cannery Casino Resorts, LLC, a Nevada limited liability company (“Seller Parent”), PA MezzCo, LLC, a Delaware limited liability company (“Holdco”, together with Seller Parent, “Sellers”), and PA Meadows, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 12.01.

WHEREAS, Holdco is the beneficial and record owner of all of the issued and outstanding membership interests of the Company (“Membership Interests”);

WHEREAS, Buyer desires to acquire from Holdco and Holdco desires to sell to Buyer, all of Holdco’s right, title and interest in and to the issued and outstanding Membership Interests in the manner described on Exhibit A hereto and otherwise on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to enter into, or cause their applicable Affiliates to enter into, the Ancillary Agreements, and to perform or cause such Affiliates to perform their obligations thereunder as further described herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.01                             Purchase and Sale of Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdco shall sell to Buyer, and Buyer shall purchase from Holdco, the Membership Interests, free and clear of all Liens (other than restrictions arising under applicable securities Laws or Gaming Laws).

Section 1.02                             Structure of Transaction.  The acquisition of the Membership Interests shall be structured in the steps provided in Exhibit A.  Exhibit A may be modified by Buyer after the date hereof, provided that such modifications do not economically adversely affect Sellers, the Company or its Subsidiaries, materially delay the timing of the Closing or adversely affect the certainty of the Closing.

Section 1.03                             Retention of Assets.  Notwithstanding anything to the contrary contained in this Agreement, Sellers and their respective Affiliates may retain and use, at their own expense, archival copies (but not the originals thereof) of all of the Contracts, books, records and other documents or materials of the Company, in each case, which (a) are in existence on or prior to the Closing, and (b) either (x) are used in connection with Sellers or any of their respective Affiliates’ businesses other than the Business or (y) if Seller Parent, in good faith, determines that it or any of its Affiliates is reasonably likely to need access to, in connection with the preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or other obligation under applicable Law, or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) or prosecution of any Proceeding or investigation (including any Tax audit or examination) against or by Seller Parent or any of Seller Parent’s Affiliates; provided, that Sellers shall, and shall cause their Affiliates to, hold such documents or materials relating to the Business, and all confidential or proprietary information contained therein, confidential pursuant to Section 8.16.

ARTICLE II.
PURCHASE PRICE

Section 2.01                             Purchase Price.  At the Closing, as consideration for the Membership Interests, Buyer shall deliver or cause to be delivered to Holdco (or its designee) by electronic transfer of immediately available funds to an account designated by Sellers a cash payment equal to the sum of (a) Four Hundred Sixty-Five Million Dollars ($465,000,000) (the “Base Purchase Price”) plus (b) the Estimated Closing Payment (which may be a positive or negative number) plus (c) the Estimated Cage Cash Closing Payment (which may be a positive or negative number).  The Base Purchase Price, together with the Estimated Closing Payment and Estimated Cage Cash Closing Payment, is the “Closing Payment.”

Section 2.02                             Consulting Agreement.

(a)                                 On the Effective Date, the parties shall enter into the Consulting Agreement, substantially in the form attached hereto as Exhibit B (the “Consulting Agreement”).  In accordance with the terms of the Consulting Agreement, Buyer shall pay to Sellers in cash a non-refundable consulting fee of Ten Million Dollars ($10,000,000) on the Effective Date.  In addition, in accordance with the terms of the Consulting Agreement, and except as set forth in Schedule 2.02(a), if the Closing has not occurred within twelve (12) months of the Effective Date (the “First Period”), each of the Company and Buyer shall, if able, within five (5) Business Days of the expiration of the First Period, provide a written representation to the other that such party is not aware of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring within five (5) months of the end of the First Period, other than as a result of the possible inability to obtain the Gaming Approvals (the “First Required Representation”).  If each of the Company and Buyer makes such First Required Representation, then, within five (5) Business Days after the expiration of the First Period, Buyer shall pay to Sellers in cash a non-refundable consulting fee of Five Million Dollars ($5,000,000) (the “First Extension Fee”) by wire transfer of immediately available funds to an account designated by Sellers.  If either party fails to provide the First Required Representation in accordance with this Section 2.02(a), then, within five (5) Business Days after the expiration of the First Period, the Consulting Agreement shall terminate and Buyer shall have no obligation to pay the First Extension Fee to Sellers, unless and until the Closing occurs at which time Buyer shall pay such First Extension Fee to Sellers, provided that Buyer shall be obligated to make such payment only if Sellers timely made the First Required Representation.

(b)                                 In accordance with the terms of the Consulting Agreement, and except as set forth in Schedule 2.02(a), if the Closing has not occurred within twenty-four (24) months of the Effective Date (the “Second Period”), each of the Company and Buyer shall, if able, within five (5) Business Days of the expiration of the Second Period, provide a written representation to the other that such party is not aware of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring within three (3) months of the end of the Second Period, other than as a result of the possible inability to obtain the the Gaming Approvals (the “Second Required Representation”).  If each of the Company and Buyer makes such Second Required Representation, then, within five (5) Business Days after the expiration of the Second Period, Buyer shall pay to Sellers in cash a non-refundable consulting fee of Five Million Dollars ($5,000,000) (the “Second Extension Fee”) by wire transfer of immediately available funds to an account designated by Sellers.  If either party fails to provide the Second Required Representation in accordance with this Section 2.02(b), then, within five (5) Business Days after the expiration of the Second Period, the Consulting Agreement shall terminate and Buyer shall have no obligation to pay the Second Extension Fee to Sellers, unless and until the Closing occurs at which time Buyer shall pay such Second Extension Fee to Sellers, provided that Buyer shall be obligated to make such payment only if Sellers timely made the Second Required Representation.

Section 2.03                             Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Sellers or any other Person such amounts as are required to be deducted or withheld under the Code, or any provision of applicable Law with respect to the making of such payment; provided, however, that (a) before making any such deduction or withholding, Buyer shall give Sellers notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given within a commercially reasonable period of time of Buyer’s determination that it must withhold, (b) Buyer shall cooperate with Sellers, at Sellers’ expense, to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding and (c) Buyer shall timely remit to the appropriate Tax Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to Seller such information statements and other documents required to be filed or provided under applicable Tax Law.  To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or such other Person in respect of which such deduction and withholding were made.

Section 2.04                             Allocation.  Within ten (10) days of the Closing, Buyer shall provide Sellers with a proposed allocation of the Closing Payment among the Company’s assets for tax purposes.  Sellers shall have the right to approve the proposed allocation.  In the event the parties cannot agree on the allocation within thirty (30) days, the dispute shall be resolved by the Auditor. The allocation shall be adjusted to reflect any adjustments between the Closing Payment and the Final Purchase Price, and subsequent adjustments to the Final Purchase Price, pursuant to this Agreement.  Buyer and Sellers shall file all Tax Returns consistent with the foregoing allocation.  Notwithstanding the foregoing, the allocation to the racing license (and the stock of

Mount Laurel Racing, Inc.) shall be determined by Buyer in its reasonable discretion after consultation with Sellers, consistent with Exhibit A.

ARTICLE III.
WORKING CAPITAL ADJUSTMENT AND OTHER ADJUSTMENTS

Section 3.01                             Estimated Closing Statement.  No less than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written closing statement certified by the Chief Financial Officer of Seller Parent (the “Estimated Closing Statement”) of the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any), and including a reasonably detailed calculation of the components of Net Working Capital, which Estimated Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth in Exhibit D.  The amount of the Estimated Closing Net Working Capital Overage (if any) determined to be due and owing to Sellers pursuant to the Estimated Closing Statement shall be paid by Buyer at the Closing pursuant to Section 2.01.  The amount of the Estimated Closing Net Working Capital Shortage (if any) determined to be due and owing to Buyer by Sellers pursuant to the Estimated Closing Statement shall reduce the Closing Payment payable to Sellers at the Closing pursuant to Section 2.01.  The amount of such payment or reduction to the Closing Payment, as applicable, is referred to as the “Estimated Closing Payment”.

Section 3.02                             Estimated Cage Cash Statement.  No less than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written closing statement certified by the Chief Financial Officer of Seller Parent (the “Estimated Cage Cash Closing Statement”) of the Estimated Closing Cage Cash, including the resulting Estimated Closing Cage Cash Overage (if any) or Estimated Closing Cage Cash Shortage (if any), and including a reasonably detailed calculation of the components of Cage Cash, which Estimated Cage Cash Closing Statement shall be prepared in good faith.  The amount of the Estimated Closing Cage Cash Overage (if any) determined to be due and owing to Sellers pursuant to the Estimated Cage Cash Closing Statement shall be paid by Buyer at the Closing pursuant to Section 2.01.  The amount of the Estimated Closing Cage Cash Shortage (if any) determined to be due and owing to Buyer pursuant to the Estimated Cage Cash Closing Statement shall reduce the Closing Payment payable to Sellers at the Closing pursuant to Section 2.01.  The amount of such payment or reduction to the Closing Payment, as applicable, is referred to as the “Estimated Cage Cash Closing Payment”.

Section 3.03                             Final Adjustments.

(a)                                 No more than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement certified by the Chief Financial Officer of Buyer (the “Final Closing Statement”) of the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), and including a reasonably detailed calculation of the various amounts of each component of Net Working Capital, which Final Closing Statement shall be prepared in good faith and on a basis consistent with the preparation of the Financial Information and the calculation of Net Working Capital set forth in Exhibit D.  Any such amounts determined to be payable pursuant to the Final Closing Statement shall be paid to either Sellers (in the case of a Final Closing Net Working Capital Overage) or Buyer (in the case of a Final Closing Net Working Capital Shortage) pursuant to Section 3.03(e) (the “Final Closing Payment”).

(b)                                 No more than twenty (20) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement certified by the Chief Financial Officer of Buyer (the “Final Cage Cash Closing Statement”) of the Final Closing Cage Cash, including the resulting Final Closing Cage Cash Overage (if any) or Final Closing Cage Cash Shortage (if any), and including a reasonably detailed calculation of the various amounts of each component of Cage Cash, which Final Closing Statement shall be prepared in good faith.  Any such amounts determined to be payable pursuant to the Final Cage Cash Closing Statement shall be paid either to Sellers (in the case of a Final Closing Cage Cash Overage) or Buyer (in the case of a Final Closing Cage Cash Shortage) pursuant to Section 3.03(e) (the “Final Cage Cash Closing Payment”).  The Closing Payment, as adjusted by the Final Closing Payment and the Final Cage Cash Closing Payment, is referred to as the “Final Purchase Price”.

(c)                                  If Sellers disagree with the calculation of any amounts on the Final Closing Statement and/or the Final Cage Cash Closing Statement (collectively, the “Final Statements”), Sellers shall, within ten (10) Business Days after their receipt of the applicable Final Statement, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement.  Any amounts on the applicable Final Statement not disputed in writing by Sellers within ten (10) Business Days after receipt of the applicable Final Statement shall be final, binding and conclusive for purposes of this Agreement.  Buyer will provide Sellers reasonable access to any of Buyer’s and the Company’s records (including work papers and source documents) and relevant employees not otherwise available to Sellers as a result of the transactions contemplated hereby, to the extent reasonably related to Sellers’ review of the Final Statements.  If any such notice of disagreement is timely provided, Buyer and Sellers shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any amounts set forth in the Final Statements (and which were previously identified in writing by Sellers pursuant to the first sentence of this Section 3.03(c)).  If, at the end of such period, the parties are unable to fully resolve the disagreements, the parties shall refer the matter to Urish Popeck & Co., LLC (the “Auditor”) to resolve any remaining disagreements.  The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth in the applicable Final Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable but in any event within forty-five (45) days of the end of such 10-Business Day period (or such longer period as the parties may have mutually agreed), to Sellers and Buyer its determination in writing.  The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Sellers or Buyer.  Sellers and Buyer shall bear their own expenses in the preparation and review of the Estimated Closing Statement, the Estimated Cage Cash Closing Statement and Final Statements, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Sellers.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, Sellers or their respective Affiliates, absent manifest error or fraud by Buyer, Sellers or the Auditor.  The date on which an amount set forth in the Final Statements is finally determined in accordance with this Section 3.03(c) is hereinafter referred to as the “Determination Date.”

(d)                                 In the event the Auditor refuses engagement under this Section 3.03, Buyer and Sellers shall mutually agree on another nationally recognized firm of certified public accountants having no material relationship with the Company, Buyer, Sellers or their respective Affiliates to resolve any disputes regarding the Final Statements according to Section 3.03(c).  If within thirty (30) days, Buyer and Sellers fail to mutually agree on such firm, Buyer and Sellers shall thereafter cause the American Arbitration Association to appoint the firm, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with any significant preexisting relationship with the Company, Buyer or Sellers or their respective Affiliates.  The firm selected in accordance with this Section 3.03 shall be the “Auditor” for purposes of this Agreement.

(e)                                  Any amounts determined to be due and owing to Sellers from Buyer or to Buyer from Sellers, as applicable, pursuant to this Section 3.03 shall be paid by Sellers to Buyer or by Buyer to Sellers, as applicable, within two (2) Business Days after the applicable Determination Date.

Section 3.04                             Accounts Receivable; Accounts Payable; Deposits.

(a)                                 Accounts Receivable. After the Closing, Sellers shall promptly deliver to Buyer any cash, checks or other property that they or any of their Affiliates receive to the extent relating to the Accounts Receivable of the Business included in the Final Closing Net Working Capital. After the Closing, Buyer shall promptly deliver to Sellers any cash, checks or other property that Buyer or its Affiliates receive to the extent relating to any Accounts Receivable existing as of the Closing Date and not included in the Final Closing Net Working Capital. Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b)                                 Accounts Payable. Each party and their Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party. Should either party discover it has paid an accounts payable belonging to the other party, then Buyer or Sellers, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c)                                  Customer Deposits. Customer Deposits received by the Company or its Subsidiaries relating to rooms, services and/or events relating to the period from and after the Closing shall be retained by the Company at the Closing and included in the calculation of the Final Closing Net Working Capital. Sellers shall not have further liability or responsibility after Closing with respect to any Customer Deposits relating to the period from and after the Closing and Sellers and their Affiliates shall be entitled to retain Customer Deposits to the extent of rooms and/or services furnished by Sellers prior to the Closing. “Customer Deposits” include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon).

ARTICLE IV.
CLOSING

Section 4.01                             Time and Place.  Unless this Agreement is earlier terminated pursuant to Article X, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Membership Interests (the “Closing”), shall take place three (3) Business Days following the satisfaction or waiver by the applicable party of the conditions set forth in Article IX (other than those conditions to be satisfied or waived at or upon the Closing), through mutually acceptable escrow closing instructions at such time and place as is agreed to by the parties (the “Closing Date”), to be effective as of 12:01 a.m., Eastern Time, on the Closing Date; provided, however, that any party hereto may elect in its reasonable discretion (by delivering written notice to the other parties hereto) to delay the Closing Date to the first Business Day following the end of the calendar month in which all of the conditions set forth in Article IX have been satisfied or waived, in which case the Closing shall be effective as of 12:01 a.m., Eastern Time on such date.

Section 4.02                             Deliveries and Actions by the Company and Sellers at Closing.  At or prior to the Closing, the Company and/or Sellers shall deliver, or shall cause to be delivered, to Buyer:

(a)                                 Sellers Certificates.  The certificates required by Section 9.02(d).

(b)                                 Membership Interests.  An Assignment of Membership Interests substantially in the form attached as Exhibit C (the “Assignment of Membership Interests”) conveying to Buyer all of the Membership Interests.

(c)                                  FIRPTA Certificate.  A certificate of each Seller dated as of the Closing Date, in accordance with Treasury Regulations Section 1.1445-2(b)(2), certifying that such Seller is not a foreign Person.

(d)                                 Resignations.  Resignations (including release of claims), effective as of the Closing Date, of all directors and officers of the Company, unless otherwise designated by Buyer in advance no less than five (5) Business Days prior to the Closing Date.

(e)                                  Good Standing Certificates.  A certificate of good standing of each Seller and the Company in each case, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which each such Seller or the Company, as applicable, is incorporated, organized or qualified to do business.

(f)                                   Secretary’s Certificates.  A certificate of the secretary of each Seller and the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to: (i) the Governing Documents of such Seller or the Company, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, (iii) the resolutions of the board of directors, or the equivalent governing body if such Seller or the Company is not a corporation, of each such

Seller or the Company authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller or the Company is a party, and (iv) specimen signatures and incumbency of all officers of such Seller or the Company authorized to execute this Agreement and each Ancillary Agreement.

(g)                                  Release of Guarantees; UCC-3 Termination Statements.  Letters or releases of guarantees, in form and substance reasonably satisfactory to Buyer, evidencing that all Indebtedness of the Company and its Subsidiaries will be paid in full at the Closing from a portion of the Closing Payment and authorizing the Company, Buyer or its agents to file at the Closing UCC-3 Termination Statements with respect to any Lien associated with such Indebtedness (including Liens securing such Indebtedness of Seller Parent).

(h)                                 Exhibit A.  Evidence, in form and substance reasonably satisfactory to Buyer, that any actions required to have been consummated by Sellers, the Company or any of its Subsidiaries before the Closing as set forth in Exhibit A hereto have been consummated.

(i)                                     Termination of Parent Services Agreement.  Evidence, in form and substance reasonably satisfactory to Buyer, that the Parent Services Agreement, dated as of January 14, 2008, by and between Seller Parent and Washington Trotting Association, Inc. (as amended, the “Parent Services Agreement”), has been terminated, and none of Sellers or any of their respective Subsidiaries shall have any remaining obligations thereunder.

(j)                                    Title Affidavits.  Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policies all exceptions for (i) parties in possession claiming through Sellers, the Company or their respective Subsidiaries other than under the rights to possession granted under the Leases and the Third Party Leases; and (ii) mechanics’ liens relating to work commissioned by Sellers, the Company or their respective Subsidiaries prior to the Closing and such other affidavits as the Title Insurer may reasonably require to issue a non-imputation endorsement, if available.

(k)                                 Other Documents. Any other documents, instruments or agreements which are reasonably requested by Buyer that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

Section 4.03                             Deliveries and Actions by Buyer at Closing.  At or prior to the Closing, Buyer shall deliver to Sellers:

(a)                                 Closing Payment.  The Closing Payment by wire transfer of immediately available funds to an account designated by Seller Parent; provided, however, that Seller Parent may direct Buyer to fund a portion of the Closing Payment to lenders to repay outstanding Indebtedness of the Company or its Subsidiaries.

(b)                                 Buyer Certificates.  The certificates required by Section 9.03(a) and Section 9.03(b) hereof.

(c)                                  Good Standing Certificates.  A certificate of good standing of Buyer, issued as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State in which Buyer, is incorporated, organized or qualified to do business.

(d)                                 Secretary’s Certificates.  A certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company and Sellers, certifying as to: (i) the Governing Documents of Buyer, (ii) that there have been no amendments to such Governing Documents and that such Governing Documents are in full force and effect as of the Closing Date, (iii) the resolutions of the board of directors, or the equivalent governing body if Buyer is not a corporation, of Buyer authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party, (iv) specimen signatures and incumbency of all officers of Buyer authorized to execute this Agreement and each Ancillary Agreement, and (v) the minute books of Buyer (if any).

(e)                                  Other Documents. Any other documents, instruments or agreements which are reasonably requested by Sellers that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer as follows, except as expressly set forth herein and in the corresponding section of the Disclosure Letter with respect to the representations and warranties of Sellers contained in this Article V delivered by Sellers to Buyer herewith (the “Sellers Disclosure Letter”).  The Sellers’ Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 5.01                             Organization of Sellers.  Each Seller is duly organized or incorporated, as applicable, and validly existing under the laws of its state of organization or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  Holdco is an indirect wholly-owned Subsidiary of Seller Parent.

Section 5.02                             Authority; No Conflict; Required Filings and Consents.

(a)                                 Each Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  Each Seller’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Sellers.  This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of each Seller, enforceable against such Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by each Seller of the transactions contemplated hereby and thereby and the compliance by such Seller with any provisions hereof or thereof will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under (A) any provision of the Governing Documents of such Seller, or (B) any material Contract to which such Seller is a party, (ii) result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets pursuant to any Contract to which any Seller is a party, or (iii) subject to the governmental filings and other matters referred to in Section 6.02(c) violate any Permit, Order or Law applicable to such Seller

(c)                                  No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements by either Seller, the compliance by either Seller with any of the provisions hereof or thereof, or the consummation by either Seller of the transactions to which it is a party that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 5.03                             Title to Membership Interests.  Holdco is the record and beneficial owner of all Membership Interests, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws and Gaming Laws.  Sellers are not party to any option, warrant, purchase right or other Contract (other than this Agreement) obligating Sellers to sell, transfer, pledge or otherwise dispose of Membership Interests.  Sellers are not a party to any voting trust, proxy or other agreement or understanding with respect to Membership Interests.

Section 5.04                             Litigation.  There is no Proceeding against any Seller, pending or, to Sellers’ Knowledge, threatened against, any Seller before any Governmental Entity that, individually or in the aggregate, would be reasonably likely to (x) have a Company Material Adverse Effect or (y) materially impair or materially delay the Closing.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Sellers hereby jointly and severally represent and warrant to Buyer as follows, except as expressly set forth herein and in the corresponding section of the Disclosure Letter with respect to the representations and warranties of Sellers contained in this Article VI, delivered by Sellers to Buyer herewith (the “Company Disclosure Letter”).  The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 6.01                             Organization of the Company; Capitalization.  Each of the Company and its Subsidiaries is duly organized and validly existing under the laws of its state of organization, and has all requisite power and authority to own, lease and operate its assets and to carry on the Business as now being conducted.  The Company has no Subsidiaries other than those listed on Section 6.01 of the Company Disclosure Letter and the Company does not own or hold the right to acquire any shares of stock or any other security or interest, directly or indirectly, of or in any other Person.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  All of the membership interests and capital stock of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws.  All of membership interests and capital stock of the Company and each of its Subsidiaries are directly or indirectly owned beneficially and of record by Holdco.  No Person has any rights in, or rights to acquire from the Company or any of its Subsidiaries, any other equity related interests of the Company or such Subsidiaries or any other securities convertible into, or exercisable or exchangeable for, equity interests of the Company or such Subsidiaries.  There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or such Subsidiaries.  To Sellers’ Knowledge, other than as set forth in Section 6.01 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their respective predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a” trade name or other name.

Section 6.02                             Authority; No Conflict; Required Filings and Consents.

(a)                                 Sellers have made available to Buyer an accurate and complete copy of the Governing Documents of the Company and each of its Subsidiaries, each as amended as of the date hereof and in full force and effect as of the date hereof. The Company has not violated its Governing Documents in any material respect.  The Company has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Company’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.  This Agreement has been, and each Ancillary Agreement to which the Company is a party will be at or prior to Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement, when so executed and delivered, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 Except as set forth in Section 6.02(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the compliance of the Company with any provisions hereof or thereof, does not and will not, (i) conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien (other than a Permitted Lien) upon the Membership Interests or any Lien upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible) under, (A) any provision of the Governing Documents of the Company, or (B) any material Contract to which the Company is a party, or (ii) subject to the governmental filings and other matters referred to in clause (c) hereof, materially violate any Permit, Order or Law applicable to the Company.

(c)                                  No Permit or Order or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the consummation by the Company of the transactions to which it is a party that are contemplated hereby, except for (i) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (ii) any Permits, Orders, registrations or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 6.03                             Financial Statements.

(a)                                 Section 6.03(a) of the Company Disclosure Letter contains a true and complete copy of the (i) audited financial statements of the Company as of and for the year ended December 31, 2013 (the “Audited Financial Information”) and (ii) unaudited financial statements of the Company as of and for the month ended March 31, 2014 (the “Unaudited Financial Information”) (together, the “Financial Information”).  Except as noted therein, the Audited Financial Information was prepared in accordance with GAAP and the Financial Information fairly presents, in all material respects, the financial position and results of operations of the Company as of such dates and for such periods, except, in the case of the Unaudited Financial Information Statements, for normal year-end and audit adjustments and the absence of footnotes.

(b)                                 The Financial Information was prepared from the books and records of the Company, which (i) have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices, and (ii) fairly reflect, in all material respects, all dealings and transactions in respect of the Business and the assets and liabilities thereof required to be reflected therein in accordance with GAAP or, in the cause of the Unaudited Financial Information, the Company’s accounting principles consistently applied.

(c)                                  Except (i) as set forth in the Financial Information, or (ii) as incurred since March 31, 2014 in the Ordinary Course of Business, the Company has no Liabilities required to be reflected on a balance sheet in accordance with GAAP in an amount in excess, individually or in the aggregate, of Two Hundred Fifty Thousand Dollars ($250,000).

Section 6.04                             Taxes.

(a)                                 The Company and its Subsidiaries have timely filed or caused to be filed (taking into account any extension of time within which to file) with the appropriate Governmental Entities all income Tax Returns and other Tax Returns required to be filed by, or with respect to, each such entity and all such Tax Returns are complete and accurate in all material respects.  The Company and its Subsidiaries have timely paid all Taxes due and owing (whether or not shown on any Tax Return).

(b)                                 Except as set forth in Section 6.04 of the Company Disclosure Letter, there are no Proceedings with any Governmental Entities presently ongoing or pending in respect of any Taxes of the Company or its Subsidiaries.  There are no deficiencies for Taxes with respect to the Company or its Subsidiaries that have been claimed, proposed or assessed in writing by any Governmental Entity, which deficiencies have not yet been settled, except for such deficiencies that are being contested in good faith by appropriate proceedings.

(c)                                  There are no outstanding waivers extending the statute of limitation relating to a Tax assessment or deficiency of the Company or its Subsidiaries, and no such waivers have been requested by or of the Company or any of its Subsidiaries.

(d)                                 Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e)                                  Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(f)                                   Except as set forth in Section 6.04 of the Company Disclosure Letter, there are no Tax allocation or sharing agreements or similar arrangements involving, on the one hand, the Company or any of its Subsidiaries and, on the other hand, a Person other than the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g)                                  Except as set forth in Section 6.04 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group of which the Company is the parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

(h)                                 No written claim has been received from a jurisdiction in which Tax Returns have not been filed by the Company or any of its Subsidiaries that it is or may be subject to taxation by or a filing requirement in such jurisdiction.

(i)                                     Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than the United States.

(j)                                    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting (or the use of an incorrect method of accounting), except a change as required by Law, for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(k)                                 Neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b).

(l)                                     None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.

(m)                             The Company and its Subsidiaries have withheld and paid to the applicable Governmental Entities all amounts required to be withheld from amounts owing to any employee, creditor, shareholder, independent contractor or third party.

Section 6.05                             Real Property.

(a)                                 The Company or a Subsidiary thereof identified in Section 6.05(a) of the Company Disclosure Letter have fee title to the Real Property described in Section 6.05(a) of the Company Disclosure Letter, and the Real Property so described constitutes all of the Real Property owned by the Company or its Subsidiaries or used in connection with the Business other than as set forth in Section 6.05(b).  Section 6.05(a) of the Company Disclosure Letter sets forth a complete list of all addresses and tax parcel numbers associated with the Real Property owned by the Company or the applicable Subsidiary, together with a list of the Existing Title Policies and Title Commitments.  Neither the Company nor any Subsidiary thereof has ever owned any other Real Property.

(b)                                 All Real Property leased by the Company or its Subsidiaries and all Real Property leased by any Seller and used in the Business is described on Section 6.05(b) of the Company Disclosure Letter together with a description of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements and assignments thereto (collectively, the “Leases”).  Neither the Company nor its Subsidiaries uses or occupies or requires the right to use or occupy any Real Property other than the Real Property identified in Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter.

(c)                                  Except as set forth in Section 6.05(c) of the Company Disclosure Letter or in the Title Commitments set forth in Section 6.05(a) of the Company Disclosure Letter, no owned Real Property is subject to any Lien that is not a Permitted Lien.

(d)                                 Section 6.05(d) of the Company Disclosure Letter lists all leases, licenses and other agreements which permit any third party to use or occupy any portion of the Real Property (collectively, the “Third Party Leases”).

(e)                                  With respect to each of the Leases and the Third Party Leases, except as set forth in Section 6.05(e) of the Company Disclosure Letter:

(i)                                     the Lease or Third Party Lease, to Sellers’ Knowledge, is valid, binding, enforceable and in full force and effect in accordance with its terms;

(ii)                                  as of the date of this Agreement, neither the Company, its Subsidiaries, nor, to Sellers’ Knowledge, any other party to any Leases or Third Party Lease is in breach or default, and, to Sellers’ Knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination under the Leases or any Third Party Leases;

(iii)                               no party to the Leases or Third Party Leases has delivered written notice of dispute to the other parties thereto; and

(iv)                              the rents forth in each Lease and each Third Party Lease is the actual rental being paid, and to Sellers’ Knowledge, there are no separate agreements or understandings with respect to the same.

(f)                                   Except as described in Section 6.05(f) of the Company Disclosure Letter, to Sellers’ Knowledge, the Real Property owned by the Company and any Subsidiary thereof complies with all applicable zoning, building, subdivision, or land sales laws, rules, ordinances or regulations, including, without limitation, to the extent applicable, the American With Disabilities Act of 1990 as amended to date and all orders and regulations promulgated thereto.  Sellers have made available to Buyer true, legible and complete copies of certificates of occupancy and permits affecting the Real Property in Sellers’ possession.  To Sellers’ Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.  All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it is currently conducted.  To Sellers’ Knowledge, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.

(g)                                  There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to Sellers’ Knowledge, threatened against any Real Property.

(h)                                 All of the Real Property is occupied under a valid and current certificate of occupancy or similar permit. To Sellers’ Knowledge, no governmental, fire, life safety or other inspection is required under applicable Law in connection with the transactions contemplated by this Agreement.

(i)                                     To Sellers’ Knowledge, all improvements on the Real Property constructed by or on behalf of Sellers, the Company or any Subsidiary thereof or, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property.  All of the Real Property has access to a public way and utility services sufficient to conduct the Business as it is currently conducted.

(j)                                    To Sellers’ Knowledge, no improvements on the Real Property and none of the current uses and conditions thereof violate any Liens, applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and to Sellers’ Knowledge, no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any governmental authority having jurisdiction over the Real Property.  Neither Sellers, the Company nor any Subsidiary thereof has received any written notice of any default under any of the covenants, easements or restrictions affecting or encumbering any Real Property or any constituent or portion thereof.

(k)                                 Other than pursuant to this Agreement, neither Sellers, the Company nor any Subsidiary thereof has entered into any contract for the sale of any Real Property or any constituent or portion thereof.  No Third Party Lease or other agreement affecting any Real Property contains any rights of first refusal or options to purchase the applicable Real Property or any portion thereof or any other similar rights.

Section 6.06                             Intellectual Property.

(a)                                 Section 6.06(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries, including for each item listed, as applicable, the owner, the jurisdiction, the application/serial number, the patent/registration number, the filing date, and the issuance/registration date.

(b)                                 The Company and its Subsidiaries own or possesses adequate licenses or otherwise have the right to use all the Intellectual Property that are material to the conduct of the Business, free and clear of Liens (other than Permitted Liens).

(c)                                  Except as set forth in Section 6.06(c) of the Company Disclosure Letter, to Sellers’ Knowledge, (i) none of the Intellectual Property owned by the Company or any of its Subsidiaries infringes upon, misappropriates, dilutes or otherwise violates the Intellectual Property of any other Person and (ii) no third party is currently infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries.

(d)                                 (i) No claims are pending or, to Sellers’ Knowledge, threatened, with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of their respective Intellectual Property that is material to the conduct of the Business, and (ii) no claims are pending or, to Sellers’ Knowledge, threatened, that the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person.

(e)                                  The consummation of the transactions contemplated this Agreement will not: (i) result in the breach, modification, cancellation, termination or suspension of any agreement to which the Company or any of its Subsidiaries are a party for any Intellectual Property rights that are material to the conduct of the Business, or (ii) result in the loss or impairment of the Company’s or any of its Subsidiaries’ ownership or right to use any Intellectual Property that is material to the conduct of the Business.

Section 6.07                             Agreements, Contracts and Commitments.

(a)                                 Except for Contracts that are terminable by the Company or its Subsidiaries upon sixty (60) days’ notice or less without penalty, Section 6.07(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a complete, accurate and current list of any Contract to which the Company or its Subsidiaries is a party (collectively the “Material Contracts”):

(i)                                     any Contract providing for aggregate annual payments to or by the Company or its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars ($250,000),

(ii)                                  any Contract that grants to any Person the right to occupy (except pursuant to reservations made in the Ordinary Course of Business) any portion of the Real Property,

(iii)                               any Contract that contains a covenant not to compete that restricts the Business of the Company or its Subsidiaries in any geographic location,

(iv)                              all partnership agreements, limited liability company agreements and joint venture agreements relating to the Company or any of its Subsidiaries and

(v)                                 any Contract relating to the acquisition or sale of a business (or all or substantially all of the assets thereof) by the Company or any of its Subsidiaries.

(b)                                 Each Material Contract listed on Section 6.07(a) of the Company Disclosure Letter is a valid and binding obligation of the Company or a Subsidiary thereof and, to Sellers’ Knowledge, is a valid and binding obligation of each other party thereto, and is in full force and effect and enforceable by the Company or such Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.  As of the date of this Agreement, except as set forth in Section 6.07(b) of the Company Disclosure Letter, there is no breach or violation of or default by the Company or such Subsidiary or, to Sellers’ Knowledge, by any other party under any of the Material Contracts.  Sellers have made available to Buyer a true, correct and complete copy of all Material Contracts listed on Section 6.07(a) of the Company Disclosure Letter, together with all amendments, waivers or other changes thereto.

Section 6.08                             Litigation.  Other than as set forth in Section 6.08 of the Company Disclosure Letter, as of the date of this Agreement, there is no Proceeding pending, or to Sellers’ Knowledge, threatened against, the Company or its Subsidiaries before any Governmental Entity.  Other than as set forth in Section 6.08 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor its Subsidiaries is subject to any Order of any Governmental Entity that, individually or in the aggregate, materially interfere with, or would be reasonably likely to materially interfere with, the ability of the Business to be conducted as it is currently conducted.

Section 6.09                             Environmental Matters.  Except for matters set forth in Section 6.09 of the Company Disclosure Letter, (a)  the Business is, and for the past three (3) years has been, in compliance in all respects with all Environmental Laws; (b) the Company and its Subsidiaries possess all material Permits required under Environmental Laws with respect to operation of the Business, and are in compliance in all material respects with such Permits; (c) there is no pending or, to Sellers’ Knowledge, threatened, claim, action, enforcement action, proceeding, notice of violation or notice of responsibility regarding compliance with, or liability under, Environmental Laws with respect to the Business; (d) neither the Company, nor any of its Subsidiaries, has Released any Hazardous Substance on, in, from, under or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company; (e) to Sellers’ Knowledge, no Hazardous Substance is present on, at or under the Real Property in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company; and (f) in the past three (3) years, the Company has not received a written notice from any Governmental Entity issued to the Company under Environmental Law.  The Company has provided or made available to Buyer all material documents, records and information in the possession or reasonable control of the Company concerning any environmental or health and safety matter relevant to the Company or its Subsidiaries or to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, including without limitation, material environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Permits issued under Environmental Laws, and reports or correspondence to or from Governmental Entities.

Section 6.10                             Permits; Compliance with Laws.

(a)                                 The Company, its Subsidiaries and, to Sellers’ Knowledge, the Company’s directors, officers and key employees hold all material Permits (including approvals of Gaming

Authority) necessary for the conduct of the Business as currently conducted, each of which is in full force and effect.  The Business is, and since January 1, 2013 has been, conducted in material compliance with applicable Law (including the Gaming Laws).  The Company does not know of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring within thirteen (13) months of the Effective Date.

(b)                                 Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ “key persons” (as defined under applicable Gaming Law), is or since January 1, 2013 has been, in conflict with, in default with respect to or in violation of any Law (including Gaming Laws) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(c)                                  Other than as set forth in Section 6.10(c) of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $100,000 or more and (ii) to Sellers’ Knowledge, no investigation or review is threatened by any Gaming Authority or other Governmental Entity with respect to the Company or any of its Subsidiaries.  To Sellers’ Knowledge, there are no facts, circumstances or conditions which if known by any Gaming Authority would reasonably be expected to result in the revocation, limitation, suspension, non-renewal, modification or termination of a Gaming Approval, except to the extent resulting from, directly or indirectly, (i) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)) or (ii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Buyer, or their ability to obtain the Gaming Approvals.  None of the Company or any of its Subsidiaries has suffered a suspension, denial, non-renewal, limitation or revocation of any Permit or Gaming Approval.

Section 6.11                             Labor Matters.

(a)                                 Sellers have made available to Buyer the following information for each Property Employee as of May 7, 2014: (i) name, job title or position; (ii) the base salary or current wages; and (iii) the most recent bonus paid, if any.

(b)                                 Except as set forth in Section 6.11(b) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(c)                                  Except as set forth in Section 6.11(c) of the Company Disclosure Letter, (a) neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, lockout, material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years that has not been dismissed or settled; (b) to

Sellers’ Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries; and (c) no collective bargaining agreements with any labor organization are in effect with respect to the Company or any of its Subsidiaries.

Section 6.12                             Employee Benefits.

(a)                                 Section 6.12(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each material Employee Benefit Plan.  Each Employee Benefit Plan has been established, maintained and administered in accordance with its terms and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable Laws, and other than routine claims for benefits, there is no claim or lawsuit pending or, to Sellers’ Knowledge, threatened against or arising out of or related to an Employee Benefit Plan.

(b)                                 With respect to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies of (i) all plan documents, including all amendments thereto, (ii) all summary plan descriptions, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, if applicable, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service, and (v) any related trust or funding agreement.

(c)                                  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely on a prototype opinion letter from the Internal Revenue Service, or has timely filed or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to Sellers’ Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of such qualification.

(d)                                 Except as set forth in Section 6.12(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries contributes to, or has, within the past six years, contributed to or had any obligation to contribute to any Employee Benefit Plan that is a Title IV Plan or Multiemployer Plan.

(e)                                  Except as set forth in Section 6.12(e) of the Company Disclosure Letter, there is no Employee Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides retiree or post-employment benefits to any Property Employees or to the employees of any of the Company’ ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law.

(f)                                   As of the Closing, no amount that will be received as a result of or in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be expected to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)                                  This Section 6.12 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Employee Benefit Plan

Section 6.13                             Brokers.  Except for the fees and commissions of Stifel, Nicolaus & Company, Incorporated (which fees and commissions are the sole responsibility of Sellers), Sellers have not employed and no Person has acted directly or indirectly as a broker, financial advisor or finder for Sellers and Sellers have not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 6.14                             Title to Purchased Assets; Sufficiency of Purchased Assets.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material tangible Personal Property constituting Purchased Assets, free and clear of any Liens other than for Permitted Liens.  To Sellers’ Knowledge, all of the material tangible Personal Property constituting Purchased Assets, taken as a whole, are structurally sound, are in good operating condition and, taken as a whole, such tangible Personal Property constituting Purchased Assets is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.  Except as set forth in Section 6.14 of the Company Disclosure Letter, the Purchased Assets, taken as a whole, are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 6.15                             Absence of Changes.  From December 31, 2013 through the Effective Date, the Business has been conducted in the Ordinary Course of Business, and there has not been a Company Material Adverse Effect.  Since such date through the Effective Date, except as set forth in Section 6.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries:

(a)                                 made any material change in any method of accounting or accounting practice, policy or procedure other than as required by GAAP;

(b)                                 amended its Governing Documents;

(c)                                  (i) declared, set aside, made or paid any dividend or other distribution or payments (whether in cash, stock or property or any contribution thereof) in respect of any of its Membership Interests or (ii) redeemed or otherwise acquired any of its Membership Interests, or issued any new Membership Interests;

(d)                                 merged or consolidated with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, acquired all or substantially all of the assets from any Person or made any loans, advances or capital contributions to, or any investments in, any Persons;

(e)                                  sold, leased, licensed or otherwise transferred any material assets or properties of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business consistent with past practice;

(f)                                   subjected any of the Purchased Assets to a Lien, other than Permitted Liens created in the Ordinary Course of Business;

(g)                                  incurred any Indebtedness, except for any Indebtedness that shall be fully repaid at Closing;

(h)                                 adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or taken any action for the appointment of a receiver, administrator, trustee or similar officer;

(i)                                     entered into, materially amended or terminated a Material Contract other than (i) in order to comply with applicable Law, (ii) any termination at the expiration of its stated term, (iii) entries, amendments, terminations and renewals in the Ordinary Course of Business or (iv) as required by Applicable Law;

(j)                                    except as required by applicable Law or the terms of any Employee Benefit Plan in existence on the date of this Agreement, as applicable, (i) materially increased the base salary of any officer of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business consistent with past practice), or (ii) entered into, adopted or amended, in any material respect, any Employee Benefit Plan in any manner that established or materially increased the compensation of any officer of the Company or any of its Subsidiaries; or

(k)                                 authorized, or made any commitment with respect to, any single capital expenditure that is in excess of Fifty Thousand Dollars ($50,000) or capital expenditures that are, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than capital expenditures not in excess of Eight Million Dollars ($8,000,000) for the year ending December 31, 2014 that are consistent with the amounts and anticipated timing of capital expenditures set forth in the Sellers’ budget for the year ending December 31, 2014 that has previously been provided to Buyer (the “2014 Budget”).

Section 6.16                             Insurance.  Section 6.16 of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of all current insurance policies on which the Company or any of its Subsidiaries are named as insureds or additional insureds.  Sellers have made true and complete copies of all such insurance policies to Buyer.  Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which the Company or its Subsidiaries is a party.  As of the date hereof, each of such insurance policies is in full force and effect.  Neither the Company nor any Subsidiary has received any written notice regarding any cancellation, invalidation or since January 1, 2013, material increase in premiums or deductibles of any such insurance policy.  The execution and delivery of this Agreement by Sellers and the Company and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not conflict with, require the consent or approval of any insurer under, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any of the insurance policies required to be listed on Section 6.16 of the Company Disclosure Letter.

Section 6.17                             Certain Transactions.  Other than (i) as set forth in Section 6.17 of the Company Disclosure Letter and (ii) the Parent Services Agreement, no current or former officer, director, member, partner, shareholder, record or beneficial owner of any security of any class of the Company, or Affiliate of the Company, or an immediate family member of any of the foregoing (an “Affiliated Person”) (a) is a party to any Contract with the Company or any of its Subsidiaries, (b) owns any asset, tangible or intangible, that is used in the Business, or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries.  To Sellers’ Knowledge, no current officer, member, partner, shareholder, record or beneficial owner of any security of any class of the Company, or Affiliate of the Company has any direct or indirect material interest in, or is or was, a director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of, the Company.  To Sellers’ Knowledge, no person employed by the Company or any of its Subsidiaries is a relative of any officer, director, member, partner, shareholder, record or beneficial owner of the Company or any of its Subsidiaries.

Section 6.18                             No Other Representations and Warranties.  SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY, ITS SUBSIDIARIES OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLES V AND VI.  WITHOUT LIMITING THE FOREGOING, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MANAGEMENT PRESENTATION OR ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS.  BUYER HEREBY ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY AND ITS SUBSIDIARIES ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED ON ITS OWN EXAMINATION AND INVESTIGATION OF THE BUSINESS, THE PURCHASED ASSETS, THE COMPANY AND ITS SUBSIDIARIES IN ELECTING TO ENTER INTO, AND CONSUMMATE THE TRANSACTIONS UNDER, THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  NO PATENT OR LATENT PHYSICAL CONDITION OR DEFECT IN ANY OF THE PURCHASED ASSETS, WHETHER OR NOT NOW KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OF EITHER PARTY.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows, except as expressly set forth herein and in the corresponding section of the Disclosure Letter with respect to the representation and warranties of Buyer contained in this Article VII delivered by Buyer to Sellers herewith (the “Buyer Disclosure Letter”).  The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent reasonably apparent that the matter disclosed is relevant to another paragraph in this Agreement, qualify such other paragraph.

Section 7.01                             Organization.  Each of Parent and Buyer is duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted.  Each of Parent and Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 7.02                             Authority; No Conflict; Required Filings and Consents.

(a)                                 Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  Each of Parent’s and Buyer’s execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby and performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Parent or Buyer, as applicable.  This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Parent and Buyer, as applicable, and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 The execution and delivery by each of Parent and Buyer of this Agreement and each Ancillary Agreement to which it is a party does not, and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby and the compliance by Parent and Buyer with any provisions hereof or thereof will not, (i) conflict with or result in any material violation or material default under (with or without notice or lapse of time, or both), or require a consent or waiver under, or give rise to a right of termination, cancellation, modification or acceleration or material obligation or loss of any material benefit under (A) any provision of the Governing Documents of Parent or Buyer, or (B) any material Contract to which Parent or Buyer is a party, or (ii) subject to the governmental filings and other matters referred to in Section 7.02(c), violate any Permit, Order or Law applicable to Parent or Buyer.

(c)                                  No Permit or Order or authorization of, or registration or filing with, any Governmental Entity, is required by or with respect to Parent, Buyer or their Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Parent or Buyer, the compliance by Parent and Buyer with any of the provisions hereof or thereof, or the consummation by Parent and Buyer of the transactions that are contemplated hereby, except for (i) any approvals and filing of notices required under the Gaming Laws, (ii) filings and other application requests under the HSR Act, (iii) such Permits, Orders, registrations or filings related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco, and (iv) any Permits, Orders, authorizations, registrations, or filings required by Sellers or the Company or any of their Subsidiaries, Affiliates or key employees (including under the Gaming Laws).

Section 7.03                             Brokers.  Neither Parent, Buyer nor any of their Representatives have employed, and no Person has acted directly or indirectly as a broker, financial advisor or finder for Parent or Buyer and neither Parent nor Buyer has not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 7.04                             Financing.  Parent’s and Buyer’s current cash availability or available borrowings under its credit facilities are sufficient to enable Parent and Buyer to make payment in full, in cash, of (a) the Closing Payment and (b) the Final Closing Payment as contemplated by Section 2.01 and Section 3.02(a).  EACH OF PARENT AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE RECEIPT BY BUYER OF ANY FINANCING FROM ANY PERSON IS NOT A CONDITION TO BUYER’S OBLIGATION TO PURCHASE THE MEMBERSHIP INTERESTS AT THE CLOSING UNDER THIS AGREEMENT.

Section 7.05                             Licensability of Principals.

(a)                                 None of Parent, Buyer, their Subsidiaries or any of their respective current executive officers and directors (collectively the “Buyer Related Parties”) has ever withdrawn, been denied, or had revoked, a gaming license or related finding of suitability by a Governmental Entity or Gaming Authority.  Parent, Buyer and each of the Buyer Related Parties are in good standing, and in material compliance with all Gaming Laws, in each of the jurisdictions in which Parent, Buyer or any Buyer Related Party owns or operates gaming facilities.  Schedule 7.05(a) hereto sets forth a true and accurate list of all Buyer Related Parties required to be found suitable in connection with the Gaming Approvals for the Transaction (if Buyer is required to obtain such Gaming Approvals in accordance with Section 8.04(c)).

(b)                                 To Buyer’s Knowledge, there are no facts unknown to the Gaming Authorities, which if known to the Gaming Authorities, would (i) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license currently held or other Gaming Approval, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of this Agreement.  Buyer does not know of any fact, circumstance or other reason relating to it that it believes would prevent it or a Third Party Operator from obtaining the necessary licenses under Gaming Approvals or the conditions to Closing set forth in Article IX from being satisfied or the Closing from occurring within seventeen (17) months of the Effective Date.

Section 7.06                             Permits; Compliance with Gaming Laws.

(a)                                 Parent, Buyer, and to Buyer’s Knowledge, each of the Buyer Related Parties, and their respective directors, officers, key employees and Persons performing management functions similar to officers and partners, hold or have applied for all Permits and Orders of all Governmental Entities (including all authorizations under Gaming Laws) necessary to conduct the business and operations of Parent and Buyer (the “Buyer Permits”), each of which is in full force and effect.

(b)                                 No event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of the Buyer Permits.

(c)                                  Parent, Buyer, and to Buyer’s Knowledge, Buyer’s directors, officers, key employees and Persons performing management functions similar to officers and partners are, and since November 1, 2013 have been, in material compliance with the terms of the Buyer Permits.

(d)                                 Neither Parent nor Buyer has not received written notice of any investigation or review by any Governmental Entity with respect to Buyer that is pending, and, to Buyer’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same that would materially impair or materially delay the Closing.

Section 7.07                             Litigation.  There is no Proceeding against Parent or Buyer, pending or, to Buyer’s Knowledge, threatened against Parent or Buyer before any Governmental Entity, that, individually or in the aggregate, would be reasonably be likely to (x) have a Buyer Material Adverse Effect or (y) materially impair or materially delay the Closing.

Section 7.08                             Solvency.  Neither Parent nor Buyer is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.  Buyer is Solvent as of the date of this Agreement, and Buyer will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Closing Payment all other amounts required to be paid by Buyer pursuant to this Agreement, any payment of any outstanding indebtedness of the Company or its Subsidiaries contemplated by this Agreement or the Commitment Letters, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing Date.  As used in this Section 7.08, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) each of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Buyer (and, after the Closing, the Company and its Subsidiaries) (on a consolidated basis) and each them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business.  For purposes of this Section 7.08, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 7.09                             Due Diligence Investigation.  Each of Parent and Buyer has had an opportunity to discuss the business, management, operations and finances of the Business with Sellers, its applicable Affiliates and their respective Representatives and has had an opportunity to inspect the Purchased Assets.  Each of Parent and Buyer has conducted its own independent investigation of the Business.  In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder, each of Parent and Buyer has relied solely upon the representations and warranties of Sellers set forth in Articles V and VI (and acknowledges that such representations and warranties are the only representations and warranties made by Sellers) and has not relied upon any other information provided by, for or on behalf of Sellers or their Affiliates or their respective Representatives, to Parent or Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Each of Parent and Buyer has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentation or any financial projection or forecast relating to the Business.  Each of Parent and Buyer acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of Sellers or their Affiliates has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement or the Ancillary Agreements, express or implied.

ARTICLE VIII.
COVENANTS

Section 8.01                             Conduct of Business Prior to the Closing.

(a)                                 During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), subject to any written instructions of any Governmental Entity and to the limitations set forth below, the Company shall, and Sellers shall cause the Company to, (except to the extent as expressly provided by this Agreement or to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed) carry on the Business in the Ordinary Course of Business.  Without limiting the generality of the foregoing, (except as expressly provided by this Agreement, to the extent that Buyer shall otherwise grant its prior consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, or as disclosed on Section 8.01 of the Company Disclosure Letter), during the Pre-Closing Period, neither the Company nor its Subsidiaries shall, and Sellers shall cause the Company and its Subsidiaries not to:

(i)                                     make any material change in any method of accounting or accounting practice, policy or procedure other than as required by GAAP;

(ii)                                  amend its Governing Documents;

(iii)                               (A) declare, set aside, make or pay any dividend or other distribution or payments (whether in cash, stock or property or any contribution thereof) in respect of any of its membership interests or capital stock or (B) redeem or otherwise acquire any of its membership interests or capital stock;

(iv)                              merge or consolidate with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or acquire all or substantially all of the assets from any Person;

(v)                                 issue or sell or encumber any (A) Membership Interests, (B) interests of any kind in any of the Company’s Subsidiaries, or (C) any securities convertible into, or rights to acquire, any Membership Interests or interests in any of the Company’s Subsidiaries;

(vi)                              (A) purchase any equity interests in or securities of, or make any other investment in or loans or advances to, any Person, or (B) except in the Ordinary Course of Business, acquire any material assets that would constitute Purchased Assets;

(vii)                           sell, lease, license or otherwise transfer any material assets or properties of the Company or any of its Subsidiaries, other than (A) as set forth in Section 8.01(a) of the Company Disclosure Letter, (B) in the Ordinary Course of Business and which, individually, do not exceed Fifty Thousand Dollars ($50,000) or which, in the aggregate, do not exceed Two Hundred Fifty Thousand Dollars ($250,000), or (C) replacements of assets (provided that any asset that is not leased or licensed may not be replaced with another that is leased or licensed under this clause (C));

(viii)                        subject any of the Purchased Assets to a Lien, other than Permitted Liens created in the Ordinary Course of Business;

(ix)                              incur any Indebtedness, except for any Indebtedness that shall be fully repaid at Closing, amounts to the Pennsylvania Gaming Control Board from the Property Tax Relief Reserve Fund and pension liabilities in the Ordinary Course of Business;

(x)                                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization or take any action for the appointment of a receiver, administrator, trustee or similar officer;

(xi)                              enter into, materially amend or terminate a Material Contract other than (A) in order to comply with applicable Law, (B) any termination at the expiration of its stated term, or (C) entries, amendments, terminations and renewals in the Ordinary Course of Business;

(xii)                           except as required by applicable Law or the terms of any Employee Benefit Plan in existence on the date of this Agreement, as applicable, (A) materially increase the base salary of any officer of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business consistent with past practice), or (B) enter into, adopt or amend, in any material respect, any Employee Benefit Plan in any manner that establishes or materially increases the compensation of any officer of the Company or any of its Subsidiaries;

(xiii)                        authorize, or make any commitment that will remain unfunded at Closing, in whole or in part, with respect to, any single capital expenditure that is in excess of One Hundred Thousand Dollars ($100,000) or capital expenditures that are, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than unfunded capital expenditures remaining at Closing that (A) do not exceed, in the aggregate, Five Million Dollars ($5,000,000) and (B) are consistent with the amounts and anticipated timing of capital expenditures set forth in the 2014 Budget or, if such commitments are made in subsequent years, in the budgets prepared by Sellers with respect to such years, which budgets shall be prepared in the Ordinary Course of Business and provided to Buyer as promptly as practicable following their creation;

(xiv)                       take any action, or fail to take any action, where such action or inaction would reasonably be expected to prevent the consummation of the Closing in the manner set forth in Exhibit A hereto, as may be modified in accordance with Section 1.02 at the time of the proposed action or inaction;

(xv)                          except as required by applicable Law, make or change any Tax election, settle or compromise any Tax liability or Tax refund claim, change any method of accounting or any accounting period, extend any statute of limitations period for the assessment of any Tax, file any income or other Tax Return (or amended income or other Tax Return) or enter into any closing or similar agreements with respect to Taxes;

(xvi)                       fail to use commercially reasonable efforts to maintain in effect all material insurance policies or to obtain alternative insurance policies in replacement thereof;

(xvii)                    waive, release or assign any material rights or material claims relating to the Business, the Company or any of its Subsidiaries, except as contemplated by this Agreement or in the Ordinary Course of Business;

(xviii)                 enter into any material transaction or transaction outside of the Ordinary Course of Business with any Affiliate;

(xix)                       enter into any settlement, consent decree or other similar agreement or arrangement with a third party or Governmental Entity other than (i) as does not involve the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief on the Company and (ii) is not reasonably likely to result in the revocation, limitation or suspension of any Permit of the Company, any of its Subsidiaries or the Business;

(xx)                          engage in any new line of business;

(xxi)                       enter into any new material contracts, leases, licenses or other agreements respecting, or place or create any Liens (other than Permitted Liens) on any Real Property, or materially amend any Lease or Third Party Lease or consent to any sublease or assignment thereunder, other than leases of slot machines, provided that during the Pre-Closing Period, the total number of leased slot machines at the Casino shall not exceed three hundred (300);

(xxii)                    enter into any material contract, lease, sublease, license or other agreement to lease or purchase any new parcel of real property;

(xxiii)                 enter into or materially modify any collective bargaining or any other similar substantive agreement with any labor organization, unless the failure to do so would constitute a breach of any duty or obligation of the Company or its Subsidiaries under applicable Law;

(xxiv)                engage in any plant closing or layoff that would give rise to an obligation to provide any notice required pursuant to the WARN Act; or

(xxv)                   enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

(b)                                 It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) Business Days of its receipt of the written request by Sellers to take such proposed action, Buyer shall be deemed to have consented to such proposed action notwithstanding any other provision of Section 8.01(a); provided, that any written request by Sellers under this clause (b) shall also substantially simultaneously be sent via email to each of William Clifford, Brandon Moore and Desiree Burke.

(c)                                  Except as expressly contemplated by this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing.  Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

(d)                                 In addition, notwithstanding anything in this Agreement (including the restrictions set forth in the first paragraph of this Section 8.01), nothing herein shall preclude Sellers or the Company or any of their respective Affiliates from taking any action (i) to maintain the viability and marketability of the Casino or to prevent the destruction, removal, wasting, deterioration, or impairment of the Casino (including, but not limited to, regular repair and maintenance efforts, continuation of any planned capital expenditures, and marketing and promotional programs) or (ii) to use any available cash to prepay the Indebtedness of the Company or its Subsidiaries.

Section 8.02                             Employee Matters.

(a)                                 Continuing Employees; Continuation Covenants.  Buyer acknowledges and agrees that, immediately after the Closing, all Property Employees as of immediately prior to the Closing, will, by operation of this Agreement and applicable law and without further action by any party, continue in employment immediately following the Closing with the Company and its Subsidiaries.  For a period of at least twelve (12) months following the Closing Date, Buyer and its Affiliates shall provide (or cause the Company or its Subsidiaries to provide) each Property Employee who continues in employment with any such entity (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate, as applicable, and incentive opportunity, in each case, that is not less than the base salary, hourly wage rate and incentive opportunity provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (including health, welfare and retirement benefits, but excluding equity-based compensation) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing Date.  For purposes of clarity, this Section 8.02 shall not apply to those directors and officers of the Company who resign prior to the Closing pursuant to Section 4.02(d).

(b)                                 Service Credit. For purposes of determining eligibility, vesting, participation and benefit accrual under the employee benefit and compensation plans maintained by Buyer and/or its Affiliates (including, following the Closing, the Company or its Subsidiaries) providing benefits to Continuing Employees after the Closing Date (collectively, “Buyer Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Affiliates (and any predecessor entities thereto) before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans, except to the extent such credit would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing:  (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Buyer and its Affiliates shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Continuing Employee and his or her covered dependents; and (iii) Buyer and its Affiliates shall cause any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and his or her covered dependents with respect to any Employee Benefit Plan during the portion of the plan year ending on the Closing Date to be taken into account under the comparable Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.  Notwithstanding anything to the contrary in this Section 8.02, Buyer and Seller acknowledge and agree that this Section 8.02 shall not (x) create any right in any Person to continued employment with the Company or (y) constitute an amendment of any Employee Benefit Plan.

(c)                                  No Third-Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Property Employee, any Continuing Employee or any beneficiary or eligible family member thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Property Employee by Buyer or under any benefit plan which Buyer may maintain.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify the Employee Benefit Plan, any Buyer Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any Subsidiary of the Company or any of their respective Affiliates; or (ii) confer upon any Property Employee or any Continuing Employee any right to employment or continued employment or continued service with Buyer or any of its Subsidiaries (including, following the Closing Date, the Company or any Subsidiary of the Company), or constitute or create an employment or other agreement with any Property Employee or any Continuing Employee.

(d)                                 As part of its obligations under hereof, Buyer shall indemnify, defend and hold Sellers and the Company harmless from and against any liability to any Property Employees or any Governmental Entity that may result to Sellers and/or the Company based on Buyer’s failure to comply with any provision of the WARN Act, including, but not limited to, fines, back pay and attorneys’ fees.

Section 8.03                             Access to Information and the Real Property; Furnishing of Financial Statements.

(a)                                 Upon reasonable notice, subject to applicable Law, including antitrust Laws and Gaming Laws, the Company shall, and Sellers shall cause to Company to, afford Buyer’s Representatives (including, for the avoidance of doubt, the Representatives of the Third Party Operator, as applicable) reasonable access, during normal business hours, during the Pre-Closing Period, to the Real Property (including the Casino) and to the properties, books, Contracts and records of the Company and its Subsidiaries (collectively, the “Inspection”) and to the officers, directors, director-level employees, accountants, counsel, consultants, advisors, agents and other representatives of the Company to discuss the business or financial condition of the Company; provided, however, that (i) Buyer shall provide the Company and Sellers with at least two (2) Business Days’ prior notice of any Inspection in accordance with Section 12.03; (ii) if the Company so requests, Buyer’s Representatives shall be accompanied by a Representative of the Company; (iii) Buyer shall not initiate contact with employees or other Representatives of the Company or its Subsidiaries without the prior consent of Sellers; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without the Company’s prior written consent, and the execution of an access agreement between the Company and Buyer; (v) neither Buyer nor its Representatives shall materially interfere with the Business; (vi) with respect to any inspection of the gaming areas in the Casino (floor, casino cage, accounting, and Pennsylvania Gaming Control Board security areas), Buyer and Sellers shall agree on the date, time and scope of the inspection and also obtain the concurrence of the Pennsylvania Gaming Control Board; and (vii) Buyer shall, at its sole cost and expense, repair any damage to the Purchased Assets or any other property owned by a Person other than Buyer caused by Inspection, and shall reimburse the Company for any loss caused by any Inspection, and restore the Purchased Assets or such other third-party property to substantially similar condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Sellers, the Company and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom.

(b)                                 During the Pre-Closing Period, Sellers shall furnish or cause the Company to furnish to Buyer, promptly after they become available, (i) any monthly financial statements of the Company that it prepares in the Ordinary Course of Business and (ii) within sixty (60) days of the end of each fiscal quarter, a balance sheet and income statement for such fiscal quarter, prepared in accordance with GAAP.

(c)                                  During the Pre-Closing Period, Sellers shall, promptly after becoming aware thereof, advise Buyer in writing of (i) any event, condition, fact or circumstance reasonably likely to have a Company Material Adverse Effect, (ii) any written notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material default under any material Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing, and (iv) any material adverse change in, or any termination of, or threatened termination in writing of, the business relationship between the Company or any of its Subsidiaries, on the one hand, and any key customer or supplier, on the other hand.  No such notification or absence of notification shall affect any of the representations or warranties of Sellers hereunder, or the conditions to the obligations of the parties contained herein or otherwise affect the remedies available hereunder.

Section 8.04                             Governmental Approvals.

(a)                                 Subject to Section 8.04(c), the parties hereto shall reasonably cooperate with each other and use their best efforts to (i) as promptly as practicable take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Entities any consents, approvals, findings of suitability, expiration or terminations of waiting periods, Permits or Orders required (A) to be obtained or made by Sellers, the Company or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) make all necessary registrations, declarations, information request responses and filings, and thereafter make any other submissions with respect to this Agreement, as required under the HSR Act (“HSR Approvals”); (iv) make all necessary registrations, declarations, information request responses and filings, and thereafter make any other submissions with respect to this Agreement, as required under the Gaming Laws, including providing information with respect to, executing, filing and participating in meetings with the Pennsylvania Gaming Control Board with respect to Buyer’s application for the Gaming Approvals; and (v) to comply with the terms and conditions of all such HSR Approvals and Gaming Approvals.

(b)                                 Excluding any HSR Approvals required by the sale of assets to a Third Party Operator, the parties hereto and their respective Representatives and Affiliates shall file as promptly as practicable, but in no event later than three (3) Business Days after the Effective Date, all required applications and documents in connection with obtaining HSR Approvals and shall act diligently and promptly to pursue the HSR Approvals and shall reasonably cooperate with each other in connection with the making of all filings and the obtaining of all such HSR Approvals referenced in the preceding sentence.  Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to or filing with any Governmental Entity with respect to the HSR Approvals, each party shall provide the other parties with drafts thereof and afford the other parties a reasonable opportunity to comment on such drafts.  Buyer, Sellers and the Company shall use best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the HSR Approvals as promptly as practicable, and, to the extent permitted by the Governmental Entity, each party shall offer the other parties the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to the HSR Approvals.  Buyer, Sellers and the Company shall, to the extent practicable, consult with the other parties on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust Laws), all the non-confidential information relating to Buyer, Sellers or the Company, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement.

(c)                                  Buyer shall use best efforts to, within sixty (60) days of the Effective Date, identify a third party operator of the Casino (the “Third Party Operator”) and to enter into a definitive agreement with such Third Party Operator to operate the Casino (the “Gaming Operating Agreement”) in a manner that complies with all Gaming Laws without the receipt by Buyer of a Category 1 license for the Casino; provided, however, that (x) the Third Party Operator shall not be a competitor of the Company identified by Sellers to Buyer in Section 8.04(c) of the Company Disclosure Letter and (y) and the closing of the transactions under the Gaming Operating Agreement shall be subject to and occur concurrently with the Closing hereunder.  The following provisions shall apply to the application for the Gaming Approvals for the Transaction:

(i)                                     In the event that Buyer and the Third Party Operator enter into the Gaming Operating Agreement during such sixty-day period, within thirty (30) days after the end of such period, the Third Party Operator shall be required to (A) file all necessary documentation with the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board to become the Category 1 licensee for the Casino (B) file all other required applications, including but not limited to any and all entity and individual applications, and documents in connection with obtaining the Gaming Approvals.  Buyer shall, and the Gaming Operating Agreement shall require the Third Party Operator to, act diligently and promptly to pursue, and use best efforts to obtain, the Gaming Approvals.  If the Third Party Operator fails to obtain all Gaming Approvals within eighteen (18) months of the Effective Date, and Buyer files the necessary documentation to obtain the Gaming Approvals under Section 8.04(c)(ii), the Gaming Operating Agreement shall require the Third Party Operator to withdraw all applications to obtain the Gaming Approvals.

(ii)                                  In the event that either (A) Buyer and the Third Party Operator do not enter into the Gaming Operating Agreement during such sixty-day period or (B) the Third Party Operator does not obtain the Gaming Approvals within eighteen (18) months of the Effective Date, within three (3) Business Days after the end of either such period, Buyer shall (A) file all necessary documentation with the Pennsylvania Racing Commission and the Pennsylvania Gaming Control Board to become the Category 1 licensee for the Casino and (B) file all other required applications, including but not limited to any and all entity and individual applications, and documents in connection with obtaining the Gaming Approvals.  Buyer shall act diligently and promptly to pursue, and use best efforts to obtain, the Gaming Approvals.

(d)                                 Sellers, the Company and each of their respective Representatives shall reasonably cooperate with Buyer and/or the Third Party Operator in connection with the making of all filings and obtaining all the applicable Gaming Approvals.  Prior to making any application or material written communication to or filing with any Governmental Entity with respect to the Gaming Approvals, Buyer or the Third Party Operator shall provide Sellers with drafts thereof and afford Sellers a reasonable opportunity to comment on such drafts; provided that (i) the opportunity to review shall not include any information that contains proprietary or confidential information of Buyer, the Third Party Operator or any of their respective Representatives, and

(ii) the time periods for submission of such applications and written materials set forth in this Agreement, if any, shall automatically be extended for each day of delay caused by Sellers’ review.  Buyer or the Third Party Operator shall use best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Gaming Approvals as promptly as practicable, and, to the extent permitted by the Governmental Entity, Buyer or the Third Party Operator shall offer Sellers the opportunity to participate in all telephonic conferences and all meetings with any Governmental Entity to the extent relating to the Gaming Approvals, excluding any meetings or interviews relating to the suitability of Buyer, the Third Party Operator or its Representatives.  Buyer or the Third Party Operator, shall, to the extent practicable, consult with Sellers on all the non-confidential information relating to Sellers, the Company, or any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity to the extent made or submitted in connection with the transactions contemplated by this Agreement.  The Gaming Operating Agreement shall require the Third Party Operator to comply with the foregoing.

(e)                                  Each of Buyer, on the one hand, and Sellers and the Company, on the other hand shall promptly notify the other in writing of any pending or, to the knowledge of Buyer or Sellers (as the case may be), threatened Proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of such transactions.

(f)                                   Buyer shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to (i) cause the expiration of the notice periods under or with respect to antitrust Laws, Gaming Laws and any other applicable Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (ii) promptly resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.  In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement or the Ancillary Agreements as violative of any applicable Law, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers and take any and all necessary steps to contest and resist, except insofar as Buyer and Sellers may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement.  Buyer shall permit Sellers to participate in the defense of such Proceeding with counsel of its choosing.  Buyer shall, and shall cause its Affiliates to maintain an open dialogue with the Office of Enforcement Counsel, the Bureau of Licensing and other staff members of the Pennsylvania Racing Commission and Pennsylvania Gaming Control Board to ensure that Buyer and its Affiliates address any concerns of the Pennsylvania Gaming Control Board with respect to the Transaction promptly as such concerns arise.  In the event that the Pennsylvania Racing Commission or Pennsylvania Gaming Control Board raises a concern regarding Buyer’s interest in the Endeka Development, Buyer shall cooperate with the Pennsylvania Gaming Control Board to address any such concerns in a manner that will permit the Transaction to proceed, including, without limitation, by agreeing to any modification to the manner in which Buyer participates in the Endeka Development.

(g)                                  Without limiting the foregoing, Sellers agree to use, and to cause the Company to use, their commercially reasonable efforts to obtain the consents set forth in Section 8.04(g) of the Company Disclosure Letter.

(h)                                 Notwithstanding anything to the contrary set forth herein, Buyer shall have no obligation to take any action or refrain from taking any action as required by this Section 8.04 to the extent that, in the reasonable judgment of Parent, such action or inaction would reasonably be expected to (i) adversely affect Parent’s qualification as a real estate investment trust under the Code, (ii) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to Penn National Gaming, Inc. by the Internal Revenue Service (the “Penn National PLR”), (iii) require the divestiture of any of Buyer’s interest in Hollywood Casino, (iv) result in a breach or violation of the Master Lease, dated November 1, 2013, between Buyer and Penn Tenant, LLC, or (v) require Parent and its Affiliates to take any material action that is non-customary for gaming transactions of the type contemplated by this Agreement.  Buyer shall not, and shall cause its Affiliates not to, intentionally take any action that would be reasonably be expected to cause the provisions set forth in foregoing clause (i) through (v) to prohibit the actions required by this Section 8.04.

(i)                                     During the Pre-Closing Period, Buyer may share all confidential information relating to the Company, the Business and the Casino with any potential Third Party Operator (as defined below), provided that (A) such potential Third Party Operator enters into a confidentiality agreement with Buyer in substantially the form attached hereto as Exhibit E and (B) Buyer may not share any marketing information relating to the Company, the Business or the Casino with the Persons listed in Section 8.04(i) of the Company Disclosure Letter without the prior written consent of Sellers.

Section 8.05                             Supplemental Disclosure.

(a)                                 Promptly following the end of each fiscal quarter ending March 31, June 30, September 30 and December 31 during the Pre-Closing Period, Sellers and the Company shall to supplement or amend the Company Disclosure Letter with respect to any matter discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or described in the Company Disclosure Letter; provided, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended Company Disclosure Letter shall not be deemed to have been disclosed as of the date of this Agreement for purposes of Section 9.02(a) or Article XI unless so agreed in writing by Buyer.

(b)                                 Buyer shall promptly notify Sellers of, and furnish Sellers any information it may reasonably request with respect to, the occurrence to Buyer’s knowledge of any event or condition or the existence to Buyer’s knowledge of any fact that would cause any of the conditions to Sellers’ obligation to consummate the transactions contemplated hereby not to be fulfilled.

(c)                                  Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to Sellers’ knowledge of any event or condition or the existence to Sellers’ knowledge of any fact that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby not to be fulfilled.

Section 8.06                             No Solicitation.  During the Pre-Closing Period, Sellers and the Company shall not, and they shall direct their respective Representatives not to, directly or indirectly, (a) solicit or initiate, or take any other action to facilitate knowingly, including, without limitation, by entering into a non-disclosure agreement with any Person other than Buyer or its Representatives, any inquiries or proposals regarding an Acquisition Proposal, (b) engage in negotiations or discussions with any Person other than Buyer or its Representatives concerning any Acquisition Proposal, (c) continue any prior discussions or negotiations with any Person other than Buyer or its Representatives concerning any Acquisition Proposal or (d) accept, or enter into any agreement concerning, any Acquisition Proposal with any Third Party, including, without limitation, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any Acquisition Proposal.  If any such proposals or offers for an Acquisition Transaction are received by Sellers and in Sellers’ reasonable judgment such proposals or offers are bona fide, Sellers shall promptly inform Buyer in writing of all relevant details with respect to the foregoing.

Section 8.07                             Publicity.  Sellers, on the one hand, and Buyer, on the other hand, shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law.  Notwithstanding anything to the contrary herein, Buyer and Seller Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller Parent or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

Section 8.08                             Certain Transactions.  From the Effective Date until the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or equity of, or any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the gaming business in the Commonwealth of Pennsylvania if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer’s ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement, as applicable.

Section 8.09                             Lien and Guaranty Release.

(a)                                 Sellers shall obtain, or shall cause the Company to obtain, any filings, releases, discharges, deeds and other documents necessary to evidence the release by all financial institutions and other Persons to which any Indebtedness (including guarantee obligations in respect of indebtedness of Seller Parent or its other Subsidiaries) of the Company or its Subsidiaries is outstanding of all Liens in connection therewith relating to the Purchased Assets, the Membership Interests, the Business or the Company (“Lender Liens”), and all obligations (including guarantee obligations) of the Company or its Subsidiaries in respect of such Indebtedness (“Loan Obligations”), on or prior to the Closing Date.

(b)                                 Sellers shall keep Buyer reasonably informed in all material respects of the status of their discussions with lenders regarding any consents required under the Credit Agreements or any refinancing of such debt to consummate the transactions contemplated by this Agreement and release of the Lender Liens and Loan Obligations (the “Lender Consents”).  Buyer shall have the right to participate in (but not assume or lead) negotiations with the relevant lenders regarding any required Lender Consent.  Sellers shall cause the Company and/or its Subsidiaries to execute any customary documents reasonably required in connection therewith.  Sellers and/or the Company and its Subsidiaries shall pay all costs and expenses in connection with securing the Lender Consents required to be paid by Sellers, the Company or its Subsidiaries under the Credit Agreements, including, without limitation, any processing fees, prepayment or other penalties, legal fees, title charges and other out-of-pocket expenses.

(c)                                  In the event a required Lender Consent is not obtained by the date that all Gaming Approvals have been obtained, Buyer shall have the further right, by written notice to Sellers, to elect, at its sole discretion, to lend to Sellers an amount, that when aggregated with the Closing Payment, will be sufficient to repay the full amount outstanding under the Credit Agreements on the Closing Date, on such terms and conditions as set forth on Section 8.09(c) of the Company Disclosure Letter and as Sellers and Buyer may otherwise mutually agree; provided, however, that, for the avoidance of doubt, Sellers shall only be required to accept such loan from Buyer to the extent Lender Consents are not received at or prior to Closing.

Section 8.10                             Title Policies.

(a)                                 Section 6.05(a) of the Company Disclosure Letter sets forth (i) the Company’s existing Owner’s Title Insurance Policies on the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel number 520-010-00-00-0019-01 and (ii) the existing Lender’s Title Insurance Policies on the owned and leased Real Property designated on Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Existing Title Policies”) and the Title Commitments issued to its lenders on or about April 1, 2014, for the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Title Commitments”), copies of which have been made available to Buyer.  Buyer hereby acknowledges receipt of the Existing Title Policies and Title Commitments as evidence of the status of the Company’s or its Subsidiaries’ title to the Real Property as reflected in the Existing Title Policies and the Title Commitments and acceptance of all matters thereon as Permitted Liens.

(b)                                 Sellers shall, and shall cause the Company to, reasonably cooperate with Buyer to obtain a non-imputation endorsement, if available (collectively, the “Endorsement”), to the Existing Title Policies, and Buyer shall be responsible for all costs and expenses thereof.  Buyer agrees to accept valid and insurable fee simple title to the Real Property subject to the Permitted Liens.

Section 8.11                             Survey.  Section 8.11 of the Company Disclosure Letter sets forth a list of the most current ALTA Surveys for the owned Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Existing Surveys”), copies of which have been made available to Buyer.  Seller’s lenders obtained ALTA surveys on the Real Property designated on Section 6.05(a) of the Company Disclosure Letter as tax parcel numbers 520-011-00-00-0016-02, 520-011-00-00-0016-00C, and 520-010-00-00-0019-01 (the “Lender’s Surveys”), copies of which have been made available to Buyer.  Buyer agrees to accept the Real Property subject to all matters shown by the Existing Surveys and the Lender’s Surveys.  At Buyer’s option, and at Buyer’s sole cost and expense, Buyer may obtain updated and recertified Lender’s Surveys or current, certified ALTA surveys with respect to the Real Property identified in Section 6.05(a) of the Company Disclosure Letter (the “Surveys”).  Sellers shall, and shall cause the Company to, reasonably cooperate with Buyer in connection with the foregoing.

Section 8.12                             Tax and Filing Matters.

(a)                                 Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date and for any Straddle Period, and Buyer shall pay or cause to be paid all Taxes due with respect to such Tax Returns (subject to Buyer’s right to indemnification in this Agreement).  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. Buyer shall submit a copy of each such Tax Return to Sellers at least twenty (20) days prior to filing for Sellers’ review, comment and approval, which approval shall not be unreasonably withheld.  Sellers shall provide any comments and approve or disapprove any such Tax Returns within ten (10) days of receiving such Tax Return.  Buyer shall incorporate any comments reasonably requested by Sellers.  Any disputes shall be resolved by a nationally recognized neutral accounting firm selected jointly by Buyer and Sellers.  Notwithstanding any of the foregoing, Buyer shall determine all tax reporting for the transactions taken pursuant to Exhibit A, and Sellers shall not have the right to comment on or approve, nor shall Sellers have the obligation to indemnify Buyer for any, such tax positions.  Unless otherwise required by Law, in the event Buyer or any of its Affiliates (including after the Closing Date, the Company) shall amend any Tax Return of the Company or its Subsidiaries or make, revoke or amend any election relating to Taxes or take any other action after the Closing, in each case, with respect to or relating to a Pre-Closing Tax Period or Straddle Period of the Company or its Subsidiaries that results in any increase in the Tax liability in respect of a Pre-Closing Tax Period or a Straddle Period, Sellers’ indemnification obligations pursuant to this Agreement shall not be increased as a result of such action or by the amount of such Tax liability.

(b)                                 All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Taxes that arise from any indirect transfer of property as a result of the transfer of the Membership Interests), related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the

Membership Interests pursuant to this Agreement (“Transfer Taxes”) and any fees for applications, consents, approvals, Permits, registrations or filings made or sought pursuant to this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers (other than any Taxes related to transactions that are contemplated by Exhibit A, other than the sale of the Membership Interests of the Company by Sellers to Buyer pursuant to this Agreement, which shall be borne by Buyer).  Sellers, the Company and Buyer shall reasonably cooperate in preparing and filing all Tax Returns relating to Transfer Taxes.  Sellers shall not pay any Transfer Taxes for which Buyer is liable without first consulting with Buyer and its advisors; provided Sellers may pay any such Transfer Tax if Buyer has not responded to Sellers’ reasonable efforts to consult with Buyer and its advisors within five (5) Business Days.

(c)                                  Buyer and Sellers agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Sellers shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(d)                                 Buyer, the Company and its Subsidiaries shall promptly notify Sellers upon receipt of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to any Tax Period ending on or before the Closing Date or any Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”).  Sellers shall have the right to control (at Sellers’ own expense) the conduct and resolution of any Tax Contest to the extent the Tax Contest relates to Taxes for which the Sellers must indemnify the Buyer pursuant to this Agreement, provided that Buyer shall have the right to participate in such Tax Contests (at its own expense) and Sellers shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Buyer, the Company or its Subsidiaries without the Buyer’s prior written consent. If Sellers shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that Buyer shall keep Sellers reasonably informed of all material developments in such Tax Contest on a timely basis, and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Sellers’ Tax liability or indemnification obligations under this Agreement without Sellers’ written consent, which shall not be unreasonably withheld.

(e)                                  Sellers shall be entitled to the amount of any refund or credit of Taxes of the Company and its Subsidiaries to the extent such Taxes were paid by the Company or its Subsidiaries before the Closing Date which refund or credit is actually recognized by Buyer or its Subsidiaries, including the Company and its Subsidiaries, on or after the Closing Date, net of any cost to Buyer or its Subsidiaries attributable to the obtaining and receipt of such a refund or credit (including Taxes), except to the extent such refund or credit arises as a result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, or was included as an asset in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement, or is a refund of Taxes to the extent it is incurred as a result of the transactions set forth in Exhibit A.  Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within two Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries.  To the extent requested by Sellers, Buyer or its Subsidiaries will reasonably cooperate with Sellers in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.

(f)                                   In the event of any conflict or overlap between the provisions of this Section 8.12 and Article XI, the provisions of this Section 8.12 shall control.

Section 8.13                             Regulation S-X Rule 3-05 and 3-14.

(a)                                 Notwithstanding anything herein to the contrary (including for the avoidance of doubt, Section 8.07 hereof), in the event that, as a result of the consummation of the transactions contemplated hereby, Parent and/or Buyer is required to file financial statements with the Securities and Exchange Commission (“SEC”) under either Regulation S-X Rule 3-05 or Rule 3-14 (the “S-X Financial Statements”), if required prior to the Closing, Sellers shall prepare and deliver to Buyer such S-X Financial Statements. In addition, in the event that, at any time following the Closing, Parent and/or Buyer determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements relating to the Company and/or the Business (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by Parent and/or Buyer, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the Company, require Parent and/or Buyer to file financial statements of the Company, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Sellers shall, at the sole cost and expense of Buyers, prepare and deliver to Buyer such financial statements as Parent and/or Buyer so determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of an internationally recognized independent accounting firm. Any S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.13(a) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, shall present fairly the financial condition of the Company and/or the Business as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby.

(b)                                 From and after the Closing, upon the request of Parent or Buyer, Sellers shall (i) use their reasonable best efforts to cause their independent accounting firm to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.13 to the extent Parent or Buyer conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.13), use their commercially reasonable efforts to cause their independent accounting firm to deliver a letter containing statements and information of the type ordinarily included in accountant’s “comfort letters” with respect to the S-X Financial Statements or other financial statements prepared by Sellers pursuant to this Section 8.13 contained or incorporated by reference in any such document relating to any such offering, in each case, within the period reasonably requested by Parent or

Buyer. In addition, in connection with any SEC filing required to be made by Parent and/or Buyer (or any SEC review of such filing), Sellers shall permit Parent, Buyer and their authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Sellers and their Affiliates relating to the Company for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing, and to cause their Representatives to cooperate in such preparation or response.

Section 8.14                             Further Assurances.  Without prejudice to any of the other provisions of this Article VIII, each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereby; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 8.15                             Transfer of Assets.  Except as provided in Section 6.14 of the Company Disclosure Letter, to the extent that Sellers or any of their Affiliates (other than the Company and its Subsidiaries) holds at or prior to the Closing any asset, property or right that is exclusively used or held for use in connection with the Business (which shall include, notwithstanding anything to the contrary in Section 6.14 of the Company Disclosure Letter, the Intellectual Property listed in Section 8.15 of the Company Disclosure Letter), Sellers shall, and shall cause such Affiliates, to promptly, and in any event prior to the Closing, transfer or assign such asset, property or right to the Company or one of its Subsidiaries.

Section 8.16                             Confidentiality.  From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their, and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the Purchased Assets and the Business, except to the extent that such Person can show that such information (a) is in the public domain through no fault of Sellers or any of their Affiliates, (b) is lawfully acquired by them after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (c) is reasonably relevant for enforcing Sellers’ rights or defending against assertions by Buyer or its Affiliates and is disclosed to any Governmental Entity or an arbitrator or other involved party in connection with any Proceeding involving (i) a dispute between Buyer and Sellers or their respective Affiliates, or (ii) the interpretation, entry into, performance, breach or termination of this Agreement or the Ancillary Agreements, (d) is disclosed with the written consent of Buyer or (e) as required by applicable Law, Order or judicial or administrative process.  If Sellers or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law or Order, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the parties each acknowledge that money damages may not be an adequate remedy for any breach of this Section 8.16, and that Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any this Section 8.16.

Section 8.17                             Amendment of Company Governing Documents.  On or prior to Closing, Sellers and Buyer shall, and Sellers shall cause the Company to, cooperate to execute an amendment and restatement of the Company’s limited liability company agreement, which shall become effective upon Closing, to reflect Buyer (or its designee) as the sole member and the owner of record of all of the outstanding Membership Interests.

Section 8.18                             Customer List.  From and after the Closing until the four (4) year anniversary of the Closing Date, Sellers shall not, and shall cause their Affiliates not to (a) make any direct marketing to the customers on the Customer List for any casino property within a seventy-five (75)-mile radius of the Casino or (b) sell or license the Customer Database or any portion thereof to a third party that makes any direct marketing to the customers on the Customer List for any property within a seventy-five (75)-mile radius of the Casino.  Sellers shall provide copies of the Customer List and the Customer Database to Buyer promptly following receipt of the Gaming Approvals.

Section 8.19                             Marketing.  During the Pre-Closing Period, the Company shall not cease or substantially reduce any ongoing marketing activities relating to the Casino, including marketing activities relating to the Customer List and/or the Customer Database.

Section 8.20                             Capital Expenditures.  During the Pre-Closing Period, except to the extent Buyer consents (such consent no to be unreasonably withheld, delayed or conditioned), the Company shall continue to make capital expenditures in the Ordinary Course of Business and in an amount not less than Five Million Dollars ($5,000,000) in each calendar year, reasonably allocated pro rata over the course of such year.

Section 8.21                             Casualty and Condemnation Proceeds.

(a)                                 In the event that, during the Pre-Closing Period, (i) there is any damage, destruction or other casualty affecting any Real Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) the Company or its Subsidiaries receive any insurance proceeds from such casualty or governmental award in such condemnation or eminent domain proceeding (in either case, “Casualty and Condemnation Proceeds”), then the Company may not distribute such Casualty and Condemnation Proceeds to Sellers.

(b)                                 In the event that, during the Pre-Closing Period, (i) there is any damage, destruction or other casualty affecting any Real Property, or any condemnation or eminent domain proceeding is completed with respect to the Real Property, and (ii) Sellers receive any Casualty and Condemnation Proceeds, then (A) if Sellers receive the Casualty and Condemnation Proceeds during the Pre-Closing Period, Sellers shall contribute such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) to the Company prior to the Closing, and (B) if Sellers receive the Casualty and Condemnation Proceeds after the Closing, Sellers shall promptly deliver such proceeds (net of legal expenses reasonably incurred in connection with pursuing the proceeds or award) in connection with pursuing the proceeds or award) to the Company.

(c)                                  With respect to any insurance claims for events described in this Section 8.21, Buyer shall have the right to participate in any settlements and related discussions with the applicable insurance company, and Sellers shall take into consideration Buyer’s requests with respect thereto as part of its negotiations with the applicable insurance company.  In addition, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole, good faith discretion, Sellers shall not agree to any settlement or other resolution of any open insurance claim that would reasonably be expected to result in Casualty and Condemnation Proceeds exceeding Fifty Thousand Dollars ($50,000) individually.

Section 8.22                             Transfer to Third Party Operator; Notices and Consents.  If any Contract with a third party to which the Company or its Subsidiaries are a party and listed or otherwise identified on Section 8.22 of the Company Disclosure Letter would, as a result of the transfer of the Purchased Assets to the Third Party Operator in connection with the Closing, require (a) notice to be provided to such third party and/or (b) the consent of such third party, then reasonably promptly after Buyer and the Third Party Operator have entered into the Gaming Operating Agreement in accordance with Section 8.04(c)(i) and Buyer has provided Sellers written notice describing in reasonable detail the intended transfer of the Purchased Assets to such Third Party Operator, Sellers shall provide such notices and use commercially reasonable efforts to obtain such consents during the Pre-Closing Period; provided, however, that Buyer shall reimburse Sellers for the out-of-pocket costs reasonably incurred by Sellers, the Company or its Subsidiaries in connection with seeking such consents.

ARTICLE IX.
CONDITIONS TO CLOSING

Section 9.01                             Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a)                                 No Injunctions.  No Governmental Entity of competent jurisdiction shall have issued any moratorium, or enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and which prevents or prohibits the consummation of, or that makes it illegal for any party hereto to consummate the transactions contemplated by this Agreement.

(b)                                 Gaming Approvals.  All Gaming Approvals shall have been obtained and shall be in full force and effect.

(c)                                  HSR Act.  The applicable waiting period (or extension thereof) relating to the transactions contemplated under the HSR Act shall have expired or been terminated and any other consent, authorization, order, approval, declaration and filing required thereunder shall have been made or obtained

Section 9.02                             Additional Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)                                 Representations and Warranties.  The representations and warranties of Sellers contained in Article V and Article VI (disregarding all qualifications as to materiality) shall be true and correct at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

(b)                                 Performance of Obligations of Sellers and the Company.  Sellers and the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by Sellers and the Company under this Agreement at or prior to the Closing.

(c)                                  No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d)                                 Closing Certificate.  Buyer shall have received a certificate signed on behalf of Sellers by an executive officer of Sellers or the Company to the effect of clauses (a), (b) and (c) above.

(e)                                  Deliverables.  Sellers and the Company shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article III and Article IV to be delivered by them (including the Estimated Closing Statement and Estimated Cage Cash Closing Statement).

(f)                                   Lien Releases. Sellers shall have obtained full, absolute and unconditional releases of all Lender Liens and Loan Obligations.

(g)                                  Other Consents. Buyer shall have received evidence from Sellers that each of the third party consents listed in Section 9.02(g) of the Company Disclosure Letter have been obtained and are in full force and effect.

(h)                                 Minimum Cage Cash. At the Closing, the Company and its Subsidiaries shall have Cage Cash on hand at the Real Property in an amount not less than Ten Million Dollars ($10,000,000).

Section 9.03                             Additional Conditions to Obligations of Sellers.  The obligations of Sellers to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Sellers:

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained in Article VII (disregarding all qualifications as to materiality or Buyer Material Adverse Effect) shall be true and correct at and as of the Closing as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to result in a Buyer Material Adverse Effect.

(b)                                 Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  Closing Certificate.  Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect of clauses (a) and (b) above.

(d)                                 Deliverables.  Buyer shall have delivered executed copies of the Ancillary Agreements and other closing deliverables described in Article IV to be delivered by it.

ARTICLE X.
TERMINATION

Section 10.01                      Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 10.01(b) through Section 10.01(j), by written notice by the terminating party to the other parties):

(a)                                 by mutual written agreement of Sellers and Buyer;

(b)                                 by Sellers, (i) if Buyer and the Third Party Operator enter into the Gaming Operating Agreement within sixty (60) days of the Effective Date in accordance with Section 8.04(c)(i) and the Closing does not occur prior to February 13, 2017 or (ii) if Buyer and the Third Party Operator do not enter into the Gaming Operating Agreement within sixty (60) days of the Effective Date in accordance with Section 8.04(c)(i) and the Closing does not occur prior to November 13, 2015; provided, that, in each case, the right to terminate this Agreement under this Section 10.01(b) shall not be available to Sellers if (x) Sellers’ (or the Company’s) failure to fulfill any obligation of Sellers (or the Company) under this Agreement has materially contributed to the failure of the Closing to occur prior to the applicable date, or (y) at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 10.01(i);

(c)                                  by Buyer, if the Closing does not occur prior to February 13, 2017; provided, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to Buyer if (x) Buyer’s failure to fulfill any obligation of Buyer under this Agreement has materially contributed to the failure of the Closing to occur prior to such date, or (y) at the time of such intended termination, Sellers have the right to terminate this Agreement under Section 10.01(j);

(d)                                 by Sellers, (i) if, after the end of the First Period, the Company has provided the First Required Representation and Buyer has not paid Sellers the First Extension Fee under Section 2.02(a) or (ii) if, after the end of the Second Period, the Company has provided the Second Required Representation and Buyer has not paid Sellers the Second Extension Fee under

Section 2.02(b); provided, that, in each case, the right to terminate this Agreement under this Section 10.01(d) shall not be available to Sellers if (x) Sellers’ (or the Company’s) failure to fulfill any obligation of Sellers (or the Company) under this Agreement has materially contributed to the failure of Buyer to pay the First Extension Fee and, if applicable, the Second Extension Fee, or (y) at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 10.01(i);

(e)                                  by Buyer, (i) if, after the end of the First Period, the Company does not provide the First Required Representation under Section 2.02(a) or (ii) if, after the end of the Second Period, the Company does not provide the Second Required Representation under Section 2.02(b); provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to Buyer if (x) Buyer’s failure to fulfill any obligation of Buyer under this Agreement has materially contributed to the failure of Sellers to provide the First Required Representation and, if applicable, the Second Required Representation, or (y) at the time of such intended termination, Sellers have the right to terminate this Agreement under Section 10.01(j);

(f)                                   by Sellers or Buyer, if the Pennsylvania Gaming Control Board has made a final, non-appealable determination that the Pennsylvania Gaming Control Board will not issue to Buyer all Gaming Approvals required by the Pennsylvania Gaming Control Board for Buyer to operate the Category 1 gaming facility;

(g)                                  by Sellers or Buyer, if a court of competent jurisdiction or other Governmental Entity (other than the Pennsylvania Gaming Control Board, which shall be governed by Section 10.01(f)) shall have issued a non-appealable final Order or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby;

(h)                                 by Buyer, if all of the conditions set forth in Sections 9.01 and 9.03 have been satisfied or waived and Sellers have refused to effect the Closing in accordance with Article IV;

(i)                                     by Buyer, if the Company or Sellers have breached any representation, warranty, covenant or agreement on the part of the Company or Sellers set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 9.02(a) or 9.02(b) to be satisfied and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that Buyer’s right to terminate this Agreement under this Section 10.01(i) shall not be available if, at the time of such intended termination, Sellers have the right to terminate this Agreement under Section 10.01(b), Section 10.01(d), Section 10.01(f), Section 10.01(g), or Section 10.01(j);

(j)                                    by Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 9.03(a) or 9.03(b) to be satisfied hereof and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that Sellers’ right to terminate this Agreement under this Section 10.01(j) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 10.01(c), Section 10.01(e), Section 10.01(h) or Section 10.01(i); or

(k)                                 by Buyer, if in the reasonable judgment of Parent, performance of Buyer’s obligations pursuant to this Agreement would reasonably be expected to (i) adversely affect Parent’s qualification as a real estate investment trust under the Code, or (ii) be inconsistent with the terms of the Penn National PLR; provided, however, that Buyer’s right to terminate this Agreement under this Section 10.01(k) shall not be available if, at the time of such intended termination, such adverse effect or inconsistency, as applicable, is primarily the result of factors within Buyer’s control or is not material to Buyer.

Section 10.02                      Effect of Termination.

(a)                                 Liability.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall immediately become void, and there shall be no liability on the part of Buyer or Sellers, or their respective Affiliates or Representatives, other than pursuant to this Section 10.02; provided, however, that nothing contained in this Section 10.02 shall relieve or limit the liability of any party to this Agreement for any willful breach of this Agreement, except that if this Agreement is terminated under Section 10.01(f) or 10.01(g) and Buyer pays the Buyer Termination Fee to Sellers in accordance with Section 10.02(c)(i) or if this Agreement is terminated under Section 10.01(h) and Sellers pay the Seller Termination Fee to Buyer in accordance with Section 10.02(c)(ii), then such Buyer Termination Fee or Seller Termination Fee shall be Sellers or Buyer’s (as applicable) sole remedy under this Agreement and shall preclude Sellers or Buyer (as applicable) from pursuing other remedies to which it may otherwise be entitled.

(b)                                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.  Any cancellation charges of the Title Insurer shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then each of Sellers and Buyer shall pay one-half of such cancellation charges.

(c)                                  Termination Fees.

(i)                                     In the event that this Agreement is terminated by Buyer or Sellers under (A) Section 10.01(b), (B) Section 10.01(c), (C) Section 10.01(d), (D), Section 10.01(f), (E) Section 10.01(g), (F) Section 10.01(j) or (G) Section 10.01(k); and all of the conditions set forth in Sections 9.02(a), (b) and (c) have been satisfied as of the date of such termination, then in each such case, within three (3) Business Days after termination of this Agreement, Buyer shall pay to Sellers the Buyer Termination Fee by wire transfer of immediately available funds to an account designated by Sellers as promptly as possible (but in any event within three (3) Business Days) following termination of this Agreement; provided, in the case of (A) through (G) hereof, that the event, action or inaction giving rise to such termination was primarily related to a failure to obtain the Gaming Approvals and that Sellers’ (or the Company’s) failure to fulfill any obligation of Sellers (or the Company) under this Agreement did not materially contribute to such failure to obtain the Gaming Approvals.

(ii)                                  In the event that this Agreement is terminated by Buyer or Sellers (as applicable) under (A) Section 10.01(c) and any of the conditions set forth in Sections 9.02(a), (b) and (c) have not been satisfied as of the date of such termination, (B) Section 10.01(e), (C) Section 10.01(h), (D) Section 10.01(i), or (E) Section 10.01(g) and the Gaming Approvals have been obtained and all of the conditions set forth in Sections 9.03 have been satisfied as of the date of such termination, then Sellers shall pay to Buyer the Seller Termination Fee by wire transfer of immediately available funds to an account designated by Buyer as promptly as possible (but in any event within three (3) Business Days) following termination of this Agreement; provided, in the case of (A) through (E) hereof, that Buyer’s failure to fulfill any obligation of Buyer under this Agreement did not materially contribute to the events or circumstances that gave rise to the right of such termination.

(iii)                               Each of Sellers and Buyer acknowledges that the agreements contained in this Section 10.02(c) are an integral part of the transactions contemplated by this Agreement, that without these agreements Sellers and Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 10.02(c) do not constitute a penalty.  If Buyer (in the case of Section 10.02(c)(i)) or Sellers (in the case of Section 10.02(c)(ii)) fail(s) to pay the termination fee required under such Section within three (3) Business Days following termination of this Agreement (i) the breaching party shall promptly upon written request reimburse the non-breaching party(ies) all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party(ies) to enforce this Section 10.02(c) and (ii) shall pay interest on the amount of the applicable termination fee at the rate of ten percent (10%) per annum, compounded annually, from the day immediately following such third Business Day through and including the date of payment.

(d)                                 Specific Performance and Other Remedies.  For the avoidance of doubt, prior to exercising any right of termination under Section 10.01, the non-breaching parties may seek specific enforcement or other available remedies in accordance with Section 12.02(d); provided, that Sellers may not seek specific performance if Buyer terminates this Agreement under Section 10.01, if such termination resulted from a failure to obtain the Gaming Approvals or is by Buyer under Section 10.01(k).

ARTICLE XI.
SURVIVAL; INDEMNIFICATION

Section 11.01                      Survival of Representations, Warranties, Covenants and Agreements.

(a)                                 The representations and warranties made by Sellers, the Company and Buyer in this Agreement shall survive the Closing until twelve (12) months after the Closing Date, provided, however, that (i) the representations and warranties made in Section 5.01 (Organization of Sellers), Section 5.02(a) (Authority), Section 5.02(b)(i) (No Conflict With Organizational Documents), Section 5.03 (Title to Membership Interests), Section 6.01 (Organization of the Company), Section 6.02(a) (Authority), Section 6.02(b)(i) (No Conflict With Organizational Documents), Section 6.13 (Brokers), Section 7.01 (Organization), Section 7.02(a) (Authority); Section 7.02(b)(i) (No Conflict With Organizational Documents), Section

7.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 6.04 (Taxes) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the collection of the applicable Tax that is the subject of such representations.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty.  The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.  Any written claim with respect to a breach of any covenant or other agreement in this Agreement to be performed at or prior to the Closing by Sellers or Buyer may be given at any time prior to the date that is twelve (12) months following the Closing Date and, from and after such date, no claim for indemnification for a breach of such covenant or agreement may be made hereunder.

Section 11.02                      Indemnification.

(a)                                 From and after the Closing, Sellers, jointly and severally, shall indemnify, save and hold harmless Buyer and its Affiliates and its and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(i)                                     any breach of any representation or warranty made by Sellers in Article V or Article VI;

(ii)                                  any breach of any covenant or agreement to be performed by Sellers in this Agreement, or any covenant or agreement to be performed by the Company in this Agreement prior to the Closing; or

(iii)                               any Taxes of the Company or any of its Subsidiaries (or Taxes for which the Company or any of its Subsidiaries is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state or local Law), as a transferee or successor or otherwise) incurred in Pre-Closing Tax Periods.  In the case of any Straddle Period: (A) the amount of any Taxes based on or measured by income or receipts, sales or use taxes, employment taxes, or withholding taxes of such Person for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (B) the amount of any other Taxes of such Person for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the

Closing Date and the denominator of which is the number of days in such Straddle Period.  Notwithstanding the foregoing, Sellers shall not be required to indemnify Buyer for any Taxes (1) resulting from implementing the transaction steps as provided in Exhibit A (other than the sale of the Membership Interests of the Company by Sellers to Buyer pursuant to this Agreement); (2) included as a Liability in the calculation of the Net Working Capital as finally determined pursuant to the Final Closing Statement; or (3) attributable to actions by Buyer as described in the last sentence of Section 8.12(a).

(b)                                 From and after the Closing, Buyer shall indemnify, save and hold harmless Sellers, the Company and their respective Affiliates and its and their Representatives and successors (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(i)                                     any breach of any representation or warranty made by Buyer in Article VII; or

(ii)                                  any breach of any covenant or agreement to be performed by Buyer in this Agreement.

Section 11.03                      Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article XI.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 11.04                      Defense of Third Party Claims.

(a)                                 If any Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article XI may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)                                 If it so elects to do so, the Indemnifying Party shall be entitled to:

(i)                                     take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

(ii)                                  employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)                               compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)                                  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)                                 If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 11.05                      Limitations on Indemnity.

(a)                                 No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of Sellers pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) unless the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed Five Million Dollars ($5,000,000), in which event Sellers shall be liable for all such Damages in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

(b)                                 No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of Sellers (i) pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) to the extent the aggregate claims for

Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a)(i) (other than with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed an amount equal to Thirty Million Dollars ($30,000,000) or (ii) pursuant to Section 11.02(a) (including with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.02(a) (including with respect to a breach of any Fundamental Representation or Section 6.04 (Taxes)) exceed an amount equal to the Base Purchase Price.

(c)                                  Sellers shall have no obligation under this Article XI to indemnify any Buyer Indemnified Party with respect to (i) any Damage that is a Liability to the extent reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage Cash, (ii) any Damage to the extent such Damage does not exceed the amount of any reserves for such Damage as reflected in the final determination of the Final Statements or the calculation of the Final Closing Net Working Capital or the Final Closing Cage Cash, (iii) any matter that was subject of a dispute that was resolved pursuant to the terms of Section 3.03, (iv) any Liability for Taxes that result from the implementation of the transaction steps as provided in Exhibit A (other than the sale of the Membership Interests of the Company by Sellers to Buyer pursuant to this Agreement), or (v) any Liability for Taxes attributable to actions taken by Buyer as described in the last sentence of Section 8.12(a).

(d)                                 In calculating the amount of any Damages payable to a Buyer Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Buyer Indemnified Party or its Affiliates under any insurance policy or otherwise with respect to such Damages.  If Sellers pay a Buyer Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Buyer Indemnified Parties, then the Buyer Indemnified Party promptly shall remit the insurance proceeds up to the amount paid by Sellers to the Buyer Indemnified Party.  The Buyer Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Buyer Indemnified Parties seek indemnification under this Article XI.

(e)                                  Upon and becoming aware of any event which is reasonably likely to give rise to losses subject to indemnification hereunder, each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate the losses arising from such events, including incurring costs only to the minimum extent necessary to remedy the event which gives rise to losses.

(f)                                   The amount of any recovery by the Buyer Indemnified Parties pursuant to this Article XI shall be reduced by foreign, federal, state and/or local Tax benefits actually realized by such Buyer Indemnified Party in the taxable year that the Damage is incurred.

(g)                                  No Indemnifying Party shall be liable to an Indemnified Party hereunder for (i) any punitive damages, except where such damages are recovered by a third party from such Indemnified Party in connection with Damages indemnified hereunder or (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages.  In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any Damages.

Section 11.06                      Exclusive Remedy.

(a)                                 After the Closing, except with respect to fraud, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Without limiting the foregoing, Buyer, Buyer, Seller Parent and Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this Article XI).

(b)                                 Without limiting the foregoing, the Buyer Indemnified Parties and Seller Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any liability arising under Environmental Law or related to Hazardous Substances, except solely in accordance with the exclusive remedy provided in this Article XI.

Section 11.07                      Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article XI shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless (a) otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law) or (b) Buyer and Sellers shall otherwise agree in writing.

ARTICLE XII.
MISCELLANEOUS

Section 12.01                      Definitions.

(a)                                 For purposes of this Agreement, the term:

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party.

“Acquisition Proposal” means any sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or substantially all of the capital stock or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Ancillary Agreements” means the Consulting Agreement and the Assignment of Interests.

“Business” means the business conducted by the Company and its Subsidiaries as of the date of this Agreement or as of the Closing Date.

“Business Day” means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer’s Knowledge” means the actual knowledge of William Clifford, Brandon Moore or Desiree Burke.

“Buyer Material Adverse Effect” means changes, events, circumstances or effects that have had, will have or would be reasonably likely to have a material adverse effect on Buyer’s ability to perform its obligations hereunder, obtain any Gaming Approval or to consummate the transactions contemplated hereby.

“Buyer Termination Fee” means Twenty Million Dollars ($20,000,000), minus if paid pursuant to the Consulting Agreement, the amount of the First Extension Fee.

“Cage Cash” means all cash and cash equivalents located at the Casino’s cages.

“Casino” means (a) the casino located on the Real Property and commonly known as The Meadows Casino and (b) the racetrack located on the Real Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means a material and adverse effect on the financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) general conditions (or changes therein) in the (i) travel, hospitality or gaming industries, which do not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, or in the jurisdiction where the Company or Subsidiaries operate or (ii) the financial, banking, currency or capital markets, (b) any change in GAAP, (c) any change in applicable Law, including any change in Law permitting or expanding casino gambling (such as electronic gaming machines or table games) in the States of Pennsylvania, West Virginia or Ohio, which does not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, (d) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (e) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions and other force majeure events in the United States or any other country, which do not have an adverse effect on the Company that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company or its Subsidiaries conduct operations, (g) acts by Sellers, the Company or its Subsidiaries carried out at the express written request of Buyer, (h) the taking of any action contemplated by this Agreement and/or any of the Ancillary Agreements, and (i) the failure of the Company to meet any financial or other projections.

“Confidentiality Agreement” means the agreement entered into as of February 20, 2014 between Seller Parent and Buyer.

“Contract” means any oral or written agreement, contract, lease, sublease, license, sublicense, mortgage, indenture, instrument, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, or employment agreement.

“Credit Agreements” means, collectively, (a) the First Lien Credit Agreement dated as of October 2, 2012 and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent and L/C Issuer and the joint lead arrangers and lenders named therein and (b) the Second Lien Credit Agreement dated as of October 2, 2012 and made between Cannery Casino Resorts, LLC and Washington Trotting Association, Inc. as Borrowers, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent and the joint lead arrangers and lenders named therein.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected by Sellers with respect to customers of the Casino, including any information used in connection with marketing and promoting the Casino.

“Customer List” means the names of customers in the Customer Database who have visited the Casino during the twenty-four (24) month period prior to the Closing.

“Endeka Development” means the proposed development of a racing and gaming facility in Mahoning Township, Pennsylvania.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plan, and each other stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation or other material employee benefit or material compensation plan, program or arrangement (other than individual contracts or agreements), that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of Property Employees.

“Environment” means ambient air (including indoor air), vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Laws” means all applicable and legally enforceable Laws relating to the protection of human health and safety, Hazardous Substances, pollution, or restoration or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cage Cash” means Sellers’ good faith estimate of the Cage Cash of the Company, on a consolidated basis, as of the Closing.

“Estimated Closing Cage Cash Overage” means the amount, if any, by which the Estimated Closing Cage Cash is greater than the Target Cage Cash.

“Estimated Closing Cage Cash Shortage” means the amount, if any, by which the Estimated Closing Cage Cash is less than the Target Cage Cash.

“Estimated Closing Net Working Capital” means Sellers’ good faith estimate of the Net Working Capital of the Company, on a consolidated basis, as of the Closing.

“Estimated Closing Net Working Capital Overage” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.

“Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Cage Cash” means the Cage Cash of the Company, on a consolidated basis, as of the Closing as set forth in the Final Cage Cash Closing Statement.

“Final Closing Net Working Capital” means the Net Working Capital of the Company, on a consolidated basis, as of the Closing as set forth in the Final Closing Statement.

“Final Closing Cage Cash Overage” means the amount, if any, by which the Final Closing Cage Cash is greater than the Estimated Closing Cage Cash.

“Final Closing Cage Cash Shortage” means the amount, if any, by which the Final Closing Cage Cash is less than the Estimated Closing Cage Cash.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means an order by the Pennsylvania Racing Commission and/or Pennsylvania Gaming Control Board either (a) approving the Petition for Change in Control of the Company from Sellers to Buyer and, finding the Third Party Operator suitable to hold a Category 1 license and approving the operation of the Casino under the Gaming Operating Agreement, or (b) approving the Petition for Change in Control of the Company from Sellers to

Buyer and finding Buyer suitable to hold a Category 1 license as contemplated by and upon the terms set forth in this Agreement.

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction and within the Commonwealth of Pennsylvania, specifically the Pennsylvania Gaming Control Board.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, Order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino, gaming or horseracing activities or operations.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement of such limited liability company; (c) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment or supplement to any of the foregoing.

“Governmental Entity” means court, arbitral body administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality.

“Hazardous Substance” means any material, substance or waste that is regulated as hazardous, toxic, or radioactive, or as a pollutant or contaminant under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, friable asbestos, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Hollywood Casino” means Buyer’s or its Affiliates’ casino located at 777 Hollywood Boulevard, Grantville, Pennsylvania and commonly known as Hollywood Casino at Penn National Race Course.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means (a) indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses, (b) amounts owing as deferred purchase price for property or services (other than trade payables and accrued expenses that are current liabilities), including all capital leases, seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) net obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit, or (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, databases, software, rights of publicity, rights of privacy, moral rights, customer lists and confidential marketing and customer information.

“Law” means any foreign or domestic law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated.

“Liens” means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, security interest, claims, pledges, agreements, limitations on voting rights, conditional or installment sale agreement, charges or other claims or rights of third parties of any kind or other encumbrances or restrictions on transfer of any nature.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the sum of (a) the cash and cash equivalents; restricted cash; accounts receivable (net of allowance); inventories; prepaid income tax; other prepaid expenses; and deferred income of the Company and its Subsidiaries measured on a consolidated basis, but excluding all deferred income tax assets, minus (b) the accounts payable, other; accrued payroll and related; accrued construction in process; progressive jackpot and slot club; accrued taxes (but excluding deferred tax liabilities); and licenses of the Company and its Subsidiaries measured on a consolidated basis, with each amount determined in accordance with GAAP applied on a basis consistent with the past practices of the Company, its Subsidiaries and their respective Affiliates.  Notwithstanding the foregoing, “Net Working Capital” shall not include any Cage Cash or Casualty and Condemnation Proceeds.  For illustrative purposes, attached as Exhibit D is a calculation of the net working capital as of March 31, 2014.

“Order” means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Entity.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations.

“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Entities.

“Permitted Liens” means, with respect to the Company (a) Liens for ground rents, water charges, sewer rates, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; (b) Liens for Taxes, including assessments, not yet delinquent or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been booked on the Company’s financial statements in accordance with GAAP; (c) Liens arising by operation of law such as materialmen, mechanics, carriers, landlord workmen, repairmen, vendor and similar liens which are not filed of record and similar charges not delinquent or which are filed of record, but are being contested in good faith by appropriate proceedings or that are otherwise not material; (d) Liens in respect of judgments or awards with respect to which the Company shall in good faith currently be prosecuting an appeal or other Proceeding for review; (e) covenants, conditions and restrictions (including zoning and subdivision restrictions), rights of way, encroachments, protrusions, easements, leases, reservations or other similar charges or encumbrances and other matters of public record, or defects and irregularities in title to, property or assets of the Company or its Subsidiaries; (f) rights of tenants under operating leases; (g) Liens affecting the lessor or licensor under a Third Party Lease; (h) with respect to the Real Property, all exceptions described in the Existing Title Policies, the Title Commitments or the Endorsement and all matters disclosed by the Existing Surveys and Lender’s Surveys; (i) terms and conditions of licenses, permits and approvals for the Real Property, Laws of any Governmental Entity having jurisdiction over the Real Property, and (j) any Lien that will be released and discharged at or prior to the Closing, including, without limitation, Liens under the Credit Agreements.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Personal Property” means all personal property owned or leased by the Company on the Closing Date.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (including the portion of a Straddle Period) ending on or before the Closing Date.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, action or proceeding by or before any Governmental Entity.

“Property Employees” means employees of Sellers and their Subsidiaries who are employed by the Company or any Subsidiary of the Company.

“Purchased Assets” means all assets owned by the Company or its Subsidiaries.

“Real Property” means the real property described on Section 6.05(a) and Section 6.05(b) of the Company Disclosure Letter.

“Release or Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing to, into or through the Environment.

“Representatives” means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents or other representatives.

“Seller Termination Fee” means if this Agreement is terminated by Buyer, (a) on or prior to the time the First Extension Fee is paid, Ten Million Dollars ($10,000,000), (b) after the time the First Extension Fee is paid and prior to the time the Second Extension Fee is paid, Fifteen Million Dollars ($15,000,000), and (c) after the Second Extension Fee is paid, Twenty Million Dollars ($20,000,000).

“Sellers’ Knowledge” means the actual knowledge of William Paulos, William Wortman, Tom Lettero, Sean Sullivan and David Wiegmann.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Cage Cash” means Fourteen Million Five Hundred Thousand Dollars ($14,500,000).

“Target Net Working Capital” means Zero Dollars ($0).

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, unclaimed property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Title Insurer” means First American Title Insurance Company.

“Title IV Plan” means any “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan).

“Transaction” means the purchase and sale of the hereunder Membership Interests and the other transactions contemplated by this Agreement or the Ancillary Agreements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and analogous state and local Law.

(b)                                 The following are defined elsewhere in this Agreement, as indicated below:

Term	Section

“2014 Budget”	Section 6.15(k)
“Affiliated Person”	Section 6.17
“Agreement”	Preamble
“Assignment of Membership Interests”	Section 4.02(b)
“Audited Financial Information”	Section 6.03(a)
“Auditor”	Section 3.03(c)
“Base Purchase Price”	Section 2.01
“Buyer”	Preamble
“Buyer Benefit Plans”	Section 8.02(b)
“Buyer Disclosure Letter”	Section 7
“Buyer Indemnified Party”	Section 11.02(a)
“Buyer Indemnified Parties”	Section 11.02(a)
“Buyer Permits”	Section 7.06(a)
“Buyer Related Parties”	Section 7.05(a)
“Casualty and Condemnation Proceeds”	Section 8.21(a)
“Closing”	Section 4.01
“Closing Date”	Section 4.01
“Closing Payment”	Section 2.01
“Company”	Preamble
“Company Disclosure Letter”	Section 6
“Consulting Agreement”	Section 2.02(a)
“Continuing Employee”	Section 8.02(a)
“Customer Deposits”	Section 3.03(c)
“Damages”	Section 11.02(a)
“Determination Date”	Section 3.03(c)
“Endorsement”	Section 8.10(b)
“Effective Date”	Preamble
“Estimated Cage Cash Closing Payment”	Section 3.02
“Estimated Cage Cash Closing Statement”	Section 3.02
“Estimated Closing Payment”	Section 3.01
“Estimated Closing Statement”	Section 3.01
“Existing Surveys”	Section 8.11
“Existing Title Policies”	Section 8.10(a)
“Final Cage Cash Closing Payment”	Section 3.03(b)
“Final Cage Cash Closing Statement”	Section 3.03(b)
“Final Closing Payment”	Section 3.03(a)
“Final Closing Statement”	Section 3.03(a)

“Final Purchase Price”	Section 3.03(b)
“Final Statements”	Section 3.03(c)
“Financial Information”	Section 6.03(a)
“First Extension Fee”	Section 2.02(a)
“First Period”	Section 2.02(a)
“First Required Representation”	Section 2.02(a)
“Fundamental Representations”	Section 11.01(a)
“Gaming Operating Agreement”	Section 8.04(c)
“Holdco”	Preamble
“HSR Approvals”	Section 8.04(a)
“Indemnified Party”	Section 11.03
“Indemnifying Party”	Section 11.03
“Indemnifying Parties”	Section 11.03
“Inspection”	Section 8.03(a)
“Leases”	Section 6.05(b)
“Lender Consents”	Section 8.09(b)
“Lender Liens”	Section 8.09(a)
“Lender’s Surveys”	Section 8.11
“Loan Obligations”	Section 8.09(a)
“Material Contracts”	Section 6.07(a)
“Membership Interests”	Recitals
“Notice”	Section 11.03
“Parent”	Preamble
“Parent Services Agreement”	Section 4.02(i)
“Penn National PLR”	Section 8.04(h)
“Pre-Closing Period”	Section 8.01(a)
“SEC”	Section 8.13(a)
“Section Period”	Section 2.02(b)
“Section Extension Fee”	Section 2.02(b)
“Second Required Representation”	Section 2.02(b)
“Seller Indemnified Party”	Section 11.02(b)
“Seller Indemnified Parties”	Section 11.02(b)
“Seller Parent”	Preamble
“Sellers”	Preamble
“Sellers Disclosure Letter”	Section 5
“Seller Obligations”	Section 12.11
“Surveys”	Section 8.11
“Survival Period”	Section 11.01(a)
“S-X Financial Statements”	Section 8.13(a)
“Tax Contest”	Section 8.12(d)
“Third Party Claim”	Section 11.04(a)
“Third Party Leases”	Section 6.05(d)
“Third Party Operator”	Section 8.04(c)
“Title Commitments”	Section 8.10(a)
“Transfer Taxes”	Section 8.12(b)
“Unaudited Financial Information”	Section 6.03(a)

Section 12.02                      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Limitation on Damages.

(a)                                 This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

(b)                                 Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court.  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 12.02(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.02(c).

(d)                                 The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, including if the party fails to take all actions as are necessary on its part to consummate the Transaction, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy.  Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

(e)                                  Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, no party hereto shall be liable under this Agreement for (i) any punitive damages, except where such damages are recovered by a third party from an Indemnified Party in connection with Damages indemnified hereunder, (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages or (iii) any damages under any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items), in each case, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that, in the event of a termination of this Agreement as a result of a breach of this Agreement by Parent or Buyer, nothing in this Agreement shall limit any remedy of Sellers hereunder with respect to any damages directly resulting from such breach that are recoverable under applicable Law.

Section 12.03                      Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested).  Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system.  All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Buyer, to:

Gaming and Leisure Properties, Inc.
825 Berkshire Blvd, Suite 400
Wyomissing PA, 19610

Attention: William J. Clifford

Facsimile:  (610) 401-2901

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Yoel Kranz

Facsimile: (212) 355-3333

if to Sellers, or the Company (prior to the Closing), to:

Cannery Casino Resorts, LLC

9107 W. Russell Road

Las Vegas, Nevada 89148

Attention: Tom Lettero

Facsimile: (702) 856-5101

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Steven B. Stokdyk

Facsimile: (213) 891-8763

Section 12.04                      Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated.  Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; (g) a reference to”$” or “dollars” mean the lawful currency of the United States; and (h) Buyer, Sellers and the Company will be referred to herein individually as a “party” and collectively as “parties.” The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 12.05                      Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 12.06                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.07                      Assignment.  Without the prior written consent of the other party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person.  Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08                      Parties of Interest.  Except as set forth in Article XI, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09                      Counterparts.  This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10                      Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11                      Seller Parent Guarantee.  Seller Parent unconditionally and irrevocably guarantees as a continuing obligation, the due and punctual payment and performance by Holdco and the Company of all of the covenants, agreements and other obligations of Holdco and the Company to Buyer set forth in this Agreement (the “Seller Obligations”), and if Holdco or the Company fails to pay any amount or perform any Seller Obligations when due in accordance with the terms and conditions of this Agreement, Seller Parent shall pay such amount to Buyer and perform such obligation forthwith upon receiving written demand therefor from Buyer.  Seller Parent shall be liable under this guarantee as if it were a primary obligor and not merely as a surety.  The guarantee hereunder shall be a continuing guarantee and shall remain in full force and effect until all Seller Obligations have been paid and performed in full. This guarantee is in addition to, and independent of, any lien, guarantee or other security or right or remedy now or at any time hereafter held by or available to Buyer.  More than one demand may be made under this guarantee.  Demands made from time to time under this guarantee may be enforced irrespective of whether any steps or proceedings are or will be taken against Buyer to recover the indebtedness claimed under this guarantee or whether any other guarantee or security to which Buyer may be entitled in respect thereof is or will be enforced.

Section 12.12                      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Sellers and the Company.

Section 12.13                      Non-Recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 12.14                      Waiver.  Any party may waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 12.15                      Further Assurances.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the parties shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions).

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER		PARENT
GLP CAPITAL, L.P., a Pennsylvania limited partnership		GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation

By:	/s/ Peter M. Carlino	By:	/s/ Peter M. Carlino
Name: Peter M. Carlino		Name: Peter M. Carlino
Its: Chairman and CEO of Gaming and Leisure Properties, Inc.		Its: Chairman and CEO

HOLDCO		SELLER PARENT
PA MEZZCO, LLC, a Delaware limited liability company		CANNERY CASINO RESORTS, LLC, a Nevada limited liability company

By:	/s/ William Wortman	By:	/s/ William Paulos
Name: William Wortman		Name: William Paulos
Its: Manager		Its: Manager

COMPANY
PA MEADOWS, LLC, a Delaware limited liability company

By:	/s/ William Wortman
Name: William Wortman
Its: Manager

EXHIBIT A

The transaction will be implemented in the following steps in the order set forth below:

1.              Two (2) days prior to the purchase in step 3, CCR Racing Management (“CRM”) distributes the land and building related to Harmar Township (and any other real estate assets) to a newly created limited liability company subsidiary of Washington & Trotting Association Inc. (“WTA”). This step is intended to be treated for tax purposes as a distribution from a partnership governed by Section 731 of the Internal Revenue Code of 1986, as amended (“Code”).

2.              One (1) day prior to the purchase in step 3, WTA contributes the operating assets (including the gaming license) and its interest in CRM to a new corporation (“Newco”). CCR Pennsylvania Racing contributes any operating assets to CCR Pennsylvania Food Service. This step is intended to be treated for tax purposes as a taxable transfer of WTA’s operating assets and the CRM interest to Newco and a taxable transfer of CCR Pennsylvania Racing’s operating assets to CCR Pennsylvania Food Service in two separate transactions that do not qualify as contributions under Section 351(a) of the Code.

3.              GLP, LP purchases 100% of the interests in PA Meadows LLC. This step is intended to be treated for tax purposes as an acquisition of PA Meadows LLC’s assets (i.e. the stock of Mount Laurel Inc., WTA and CCR Pennsylvania Racing). Immediately after the Closing, WTA and CCR Pennsylvania Racing are intended to become qualified REIT subsidiaries of a REIT affiliate of the Buyer, and Mount Laurel Inc., Newco and CCR Pennsylvania Food Service will each elect, together with the REIT affiliate of Buyer, to be a taxable REIT subsidiary of the REIT affiliate of the Buyer. Pursuant to the foregoing, Mount Laurel Inc., Newco and CCR Pennsylvania Food Service shall not (i) manage or operate any “lodging facilities” or “health care facilities” (within the meaning of Section 856(l)(4) of the Code) as of the Closing, and (ii) provide to any person rights to any brand name under which a “lodging facility” or “health care facility” (within the meaning of Section 856(l)(4) of the Code) is operated as of the Closing.

4.              PA Meadows sells the stock of Mount Laurel, WTA sells the interests in Newco, and CCR Pennsylvania Racing sells the stock of CCR Pennsylvania Food Service to the third party operator.

Sellers shall cause all debt of PA Meadows LLC and its subsidiaries owed to affiliates of PA Meadows LLC (including its direct or indirect owners and their controlled entities) to be repaid prior to Closing in a manner that avoids cancellation of indebtedness income or gain to Mount Laurel Inc., WTA and CCR Pennsylvania Racing or their subsidiaries.

After consultation with Sellers, Buyer will reasonably determine the purchase price allocation to Mount Laurel in connection with the transaction.

Buyer is not relying on any representations from Sellers regarding the tax reporting of the foregoing steps.

EXHIBIT B

Form of Consulting Agreement

(see attached)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2014 (the “Effective Date”), by and among GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), Cannery Casino Resorts, LLC, a Nevada limited liability company (“Consultant”), PA MezzCo, LLC, a Delaware limited liability company (“Holdco”) and PA Meadows, LLC, a Delaware limited liability company (the “Company”).  Buyer, the Company, the Consultant and Holdco shall individually be referred to herein as a “party” and collectively as the “parties”.

WHEREAS, on the date hereof, the parties, and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), are entering into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), pursuant to which, among other things, the parties have agreed to enter into this Agreement, subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Buyer wishes to have Consultant provide services to Buyer as a consultant, and Consultant wishes to perform such services, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINED TERMS

Section 1.01                             Any capitalized term used but not defined herein shall have the respective meaning ascribed thereto in the Purchase Agreement.  For purposes of this Agreement, the term:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Business Day” means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

ARTICLE II.
CONSULTING SERVICE; TERM

Section 2.01                             Consulting Arrangement and Term.  Buyer hereby engages Consultant, and Consultant hereby agrees to serve Buyer, as a consultant, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earliest of (a) February 13, 2017, (b) the Closing, and (c) the date this Agreement is terminated under

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Sections 2.03(b) or (c) below (the “Term”).  Upon expiration of the Term, this Agreement shall terminate and be of no further force or effect.

Section 2.02                             Nature of Consulting Services.  During the Term, Consultant shall provide Buyer with general advisory services relating to the infrastructure and operations of the Casino in connection with Buyer’s strategic planning processes and the proposed transactions Buyer is contemplating with Third Party Operators and others as mutually agreed to by Consultant and Buyer (the “Consulting Services”), which shall primarily include planning and analysis relating to past, current, and prospective operating results, operating procedures, information systems, and strategic transformation.

Section 2.03                             Consulting Fees.  In consideration of Consultant’s Consulting Services, Buyer shall pay the consulting fees set forth below:

(a)                                 Buyer shall pay to the Consultant a non-refundable consulting fee of Ten Million Dollars ($10,000,000) on the Effective Date.

(b)                                 If the Closing has not occurred within twelve (12) months of the Effective Date (the “First Period”), each of the Company and Buyer shall, if able, within five (5) Business Days of the expiration of the First Period, provide a written representation to the other that such party is not aware of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX of the Purchase Agreement from being satisfied or the Closing from occurring within five (5) months of the end of the First Period, other than as a result of the possible inability to obtain the Gaming Approvals (the “First Required Representation”).  If each of the Company and Buyer makes such First Required Representation, then, within five (5) Business Days after the expiration of the First Period, Buyer shall pay to Consultant in cash a non-refundable consulting fee of Five Million Dollars ($5,000,000) (the “First Extension Fee”) by wire transfer of immediately available funds to an account designated by Consultant.  If either party fails to provide the First Required Representation in accordance with this Section 2.03(b), then, within five (5) Business Days after the expiration of the First Period, this Agreement shall terminate and Buyer shall have no obligation to pay the First Extension Fee to Consultant, unless and until the Closing occurs at which time Buyer shall pay such First Extension Fee to Consultant, provided that Buyer shall be obligated to make such payment only if Consultant timely made the First Required Representation.

(c)                                  If the Closing has not occurred within twenty-four (24) months of the Effective Date (the “Second Period”), each of the Company and Buyer shall, if able, within five (5) Business Days of the expiration of the Second Period, provide a written representation to the other that such party is not aware of any fact, circumstance or other reason relating to it that would prevent the conditions to Closing set forth in Article IX of the Purchase Agreement from being satisfied or the Closing from occurring within three (3) months of the end of the Second Period, other than as a result of the possible inability to obtain the Gaming Approvals (the “Second Required Representation”).  If each of the Company and Buyer makes such Second Required Representation, then, within five (5) Business Days after the expiration of the Second Period, Buyer shall pay to Consultant in cash a non-refundable consulting fee of Five Million Dollars ($5,000,000) (the “Second Extension Fee”) by wire transfer of immediately available funds to an account designated by Consultant.  If either party fails to provide the Second

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Required Representation in accordance with this Section 2.03(c), then, within five (5) Business Days after the expiration of the Second Period, this Agreement shall terminate and Buyer shall have no obligation to pay the Second Extension Fee to Consultant, unless and until the Closing occurs at which time Buyer shall pay such Second Extension Fee to Consultant, provided that Buyer shall be obligated to make such payment only if Consultant timely made the Second Required Representation.

Section 2.04                             Independent Contractor.  Nothing in this Agreement shall in any way be construed to constitute Consultant an agent, employee or representative of Buyer, but Consultant shall perform the Consulting Services hereunder as an independent contractor.

ARTICLE III.
MISCELLANEOUS

Section 3.01                             Interpretation.  When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; (g) a reference to”$” or “dollars” mean the lawful currency of the United States; and (h) Buyer, Consultant and the Company will be referred to herein individually as a “party” and collectively as “parties.” The name assigned to this Agreement and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.02                             Entire Agreement.  This Agreement and the Purchase Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 3.03                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible

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Section 3.04                             Assignment.  Without the prior written consent of the other party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person.  Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 3.05                             Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Limitation on Damages.

(a)                                 This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the laws of any other jurisdiction.

(b)                                 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court.  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 3.05(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.05(c).

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(d)                                 The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy.  Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

(e)                                  Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, no party hereto shall be liable under this Agreement for (i) any punitive damages, (ii) any lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages or (iii) any damages under any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items), in each case, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault.

Section 3.06                             Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested).  Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given twenty-four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system.  All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Buyer, to:

Gaming and Leisure Properties, Inc.
825 Berkshire Blvd, Suite 400
Wyomissing PA, 19610

Attention: William J. Clifford

Facsimile:  (610) 401-2901

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Yoel Kranz

Facsimile: (212) 355-3333

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if to Consultant or Holdco, to:

Cannery Casino Resorts, LLC

9107 W. Russell Road

Las Vegas, Nevada 89148

Attention: Tom Lettero

Facsimile: (702) 856-5101

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Steven B. Stokdyk

Facsimile: (213) 891-8763

Section 3.07                             Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer, Consultant, Holdco and the Company.

Section 3.01                             Non-Recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 3.02                             Waiver.  Any party may waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 3.01                             Counterparts.  This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BUYER GLP CAPITAL, L.P., a Pennsylvania limited partnership		PARENT GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation

By:	/s/ Peter M. Carlino	By:	/s/ Peter M. Carlino
Name: Peter M. Carlino		Name: Peter M. Carlino
Its: Chairman and CEO of Gaming and Leisure Properties, Inc.		Its: Chairman and CEO

HOLDCO PA MEZZCO, LLC, a Delaware limited liability company		CONSULTANT CANNERY CASINO RESORTS, LLC, a Nevada limited liability company

By:	/s/ William Wortman	By:	/s/ William Paulos
Name: William Wortman		Name: William Paulos
Its: Manager		Its: Manager

COMPANY PA MEADOWS, LLC, a Delaware limited liability company

By:	/s/ William Wortman
Name: William Wortman
Its: Manager

7

EXHIBIT C

Form of Assignment of Membership Interests

(see attached)

ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR VALUE RECEIVED, PA MezzCo, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto GLP Capital, L.P., a Pennsylvania limited partnership (“Buyer”), all of the membership interests in PA Meadows, LLC, a Delaware limited liability company (the “Company”), and does hereby irrevocably constitute and appoint Buyer as attorney-in-fact to transfer the said membership interests on the books of the Company with full power of substitution in the premises.

Dated: [ ]

PA MEZZCO, LLC

By:
Name:
Title:

EXHIBIT D

Example of Net Working Capital Calculation

(see attached)

PA MEADOWS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

MARCH 31, 2014

		(UNAUDITED)
	PRE	AJE	POST
ASSETS
Current assets
Cash and equivalents	$25,179,146	$(12,390,861)	$12,788,285
Restricted cash	3,244,142		3,244,142
Accounts receivable, net of allowance	2,017,442		2,017,442
Inventories	1,835,136		1,835,136
Prepaid income tax	5,308,110		5,308,110
Other prepaid expenses	3,155,532		3,155,532
Deferred income		(11,885)	(11,885)
Deferred income tax	467,000	(467,000)
	$41,206,508		$28,336,762

LIABLITIES

Current liabilities
Accounts payable, other	$4,254,042		$4,254,042
Accrued CIP	340,285		340,285
Accrued payroll and related	4,256,302		4,256,302
Progressive jackpots and slot club	3,929,038		3,929,038
Accrued taxes and licenses	4,327,700		4,327,700
Other	1,440,691		1,440,691
	$18,548,057		$18,548,057

Working Capital	$22,658,452		$9,788,706

TRIAL BALANCE PA MEADOWS AND SUBSIDARIES AS OF MARCH 31, 2014

ACCOUNT	ACCOUNT	Trial Balance	Trial Balance	Trial Balance	Trial Balance	Trial Balance	PA Meadows
DESCRIPTION	NUMBER	WTA	MLR	CCR PA RACING	CCR RACING MGMT	PA MEADOWS LLC	Consolidated	Total	Excluded	Comment
Cage Bankroll	10100	11,800,277	—	—	—	—			11,800,277
Revenue Clearing	10140	1,902,797	—	—	—	—	1,902,797
Money Room Cash	10160	493,129	—	—	97,455	—			590,584
Clearing Acct-Casino	10190	2,478,174	—	—	—	—	2,478,174
Clearing Acct-Non Casino	10191	11,768	—	—	—	—	11,768
Clearing Acct-Comp	10193	(0)	—	—	—	—	(0)
CIB-General Operating	10500	8,023,519	—	—	2,609,419	—	10,632,938
CIB-General Operating WFB	10502	—	—	1,043,741	—	—	1,043,741
CIB-Accounts Payable	10510	(1,728)	—	—	—	49,000	47,272
CIB-Accounts Payable WFB	10513	(2,697,036)	—	—	—	—	(2,697,036)
CIB-Payroll (Checks)	10520	(687)	—	—	(8)	—	(695)
CIB-Payroll WFB	10524	(36,368)	—	—	(2,608)	—	(38,976)
CIB-Cage Jackpot	10530	5,656	—	—	—	—	5,656
Bank-Petty Cash	10561	—	—	—	500	—	500
Bank-Dep Acct	10562	(652,154)	—	—	54,302	—	(597,852)
Bank-Horsemen’s Purse	10564	1,044,075	—	—	—	—	1,044,075
Bank Acct Restricted	10565	492,000	—	—	—	—	492,000
Bank Acct Restricted-MAW	10566	208,067	—	—	—	—	208,067
Bank-Stall Rent Restricted	10568	135,375	—	—	—	—			135,375
A/R-Casino Markers	11100	839,000	—	—	—	—	839,000
A/R-Casino Return Items	11150	117,500	—	—	—	—	117,500
A/R-Foreign Chips	11155	57	—	—	—	—	57
A/R-Banquets	11260	3,621	—	—	—	—	3,621
A/R-Credit Card-VS/MC/JCB	11300	22,646	—	—	—	—	22,646
A/R-Credit Card-Amex	11310	1,698	—	—	—	—	1,698
A/R-Credit Card-Discover	11320	1,333	—	—	—	—	1,333
A/R-Other	11400	582,321	—	—	25,360	—	607,681

A/R-Bistecca	11400-012	21,903	—	—	—	—	21,903
A/R-Shortages	11430	479,883	—	—	—	—	479,883
Allowance for Doubtful-Casino	11800	(83,900)	—	—	—	—	(83,900)
Allowance for Doubtful Accts	11810	6,020	—	—	—	—	6,020
Due from Cannery Casino Resort	11900-001	310,329,966	—	—	—	—		310,329,966
Due from Nevada Palace LLC	11900-004	17,091	—	—	—	—		17,091
Due from InterCompany	11900-006	—	—	—	—	105,550,744		105,550,744
Due from MLR Racing	11900-007	—	—	—	—	33,626		33,626
Due from CCR PA Racing	11900-008	3,677,812	—	—	—	—		3,677,812
Due from CCR Racing Mgmt	11900-009	632,744	—	—	—	—		632,744
Prepaid-Insurance	12300	1,087,598	—	—	25,454	—	1,113,052
Prepaid-Other	12500	1,109,675	—	—	61,152	—	1,170,827
Prepaid-Real Property Tax	12502	852,520	—	5,837	13,296	—	871,652
Prepaid-Federal Income Tax	12550	4,639,078	8,349	—	—	—	4,647,427
Prepaid-PA State Income Tax	12551	660,683	—	—	—	—	660,683
Deferred tax assets-current	12710	—	9,000	(3,000)	—	—		6,000
Deferred Tax Liability-current	25920	461,000	—	—	—	—		461,000	Reclassed to asset current tax liability
Deposits	12900	14,500	—	—	19,616	—		34,116
Food Inv-Smallwares	13800	514,480	—	—	15,359	—	529,839
Food Inv-Warehouse	13900	280,485	—	—	13,774	—	294,259
Inventory - Food - Bread	13900-046	—	—	—	(196)	—	(196)
Inventory - Food - Pastry	13900-047	—	—	—	196	—	196
Food Inv-Beverage	14900	196,392	—	—	10,393	—	206,785
Other Inv-Retail	15000	40,838	—	—	—	—	40,838
Inventory - Other	15000-006	—	—	—	1,844	—	1,844
Other Inv-Retail-Tobacco	15001	17,531	—	—	—	—	17,531
Other Inv-Uniforms	15100	648,372	—	—	—	—	648,372
Other Inv-Promtional	15200	16,569	—	—	—	—	16,569
Other Inventory	15600	21,511	—	—	—	—	21,511
Other Inventory-Stall Bedding	15600-007	691	—	—	—	—	691
Other Inv-F&B Supplies	15800	56,897	—	—	—	—	56,897

CIP/FA Purchases	16900	2,712,776	—	—	—	—			2,712,776
CIP/FA Purchases-ACT 71	16900-071	271,007	—	—	—	—			271,007
Restricted-Gaming Taxes	19406	1,500,000	—	—	—	—	1,500,000
Deferred Income	24400	(11,885)	—	—	—	—	(11,885)			Part of current assets per NWC definition with respect the Membership Interest Purchase Agreement dated 5/13/14
Current Assets								28,336,762
Accounts Payable Trade	20000	(3,278,620)	—	—	—	(243)	(3,278,862)
Accounts Payable Accrued	20050	(1,042,065)	—	(12,158)	—	—	(1,054,223)
A/P-PariM Outs-Uncash Tix	20120-001	(330,019)	—	—	—	—	(330,019)
A/P-PariM Outs-Uncash Vchrs	20120-002	(143,410)	—	—	—	—	(143,410)
A/P-PariM Tax	20150	(164,355)	—	—	—	—	(164,355)
A/P-Purses-PA Sired Fund	20160-057	32,750,259	—	—	—	—	32,750,259
A/P-Purses-Overnight Fund	20160-058	(44,228,639)	—	—	—	—	(44,228,639)
A/P-Purses-Stake Fund	20160-059	6,571,204	—	—	—	—	6,571,204
A/P-Purses-Early Closer Fund	20160-060	4,168,700	—	—	—	—	4,168,700
A/P-Purses-Insurance Fund	20160-061	(651)	—	—	—	—	(651)
A/P-Xpress Bets	20175	4,709,597	—	—	—	—	4,709,597
Stlmnts Clear	11560	(3,435,047)	—	—	—	—	(3,435,047)			Reclassed to A/P
Due to CCR	20500-001	—	—	—	(6,906)	(304,988,539)			(304,995,445)
Due to Cannery Casino	20500-003	(88,874)	—	—	—	—			(88,874)
Due to PA Meadows	20500-005	(105,550,744)	(33,626)	—	—	—			(105,584,371)
Due to Washington Trotting	20500-006	—	—	(3,677,812)	(632,744)	—			(4,310,556)
Accrued Payroll	21000	(361,612)	—	—	(17,121)	—	(378,733)
Accrued Wages	21001	(933,505)	—	—	(24,460)	—	(957,965)
Accrued Overtime	21002	(27,142)	—	—	(224)	—	(27,366)
Accrued Incentive Pay	21030	(33,358)	—	—	—	—	(33,358)
Accrued FICA	21110	(131,826)	—	—	(3,336)	—	(135,162)
Accrued FUTA	21120	(46,186)	—	—	(1,449)	—	(47,635)
Accrued SUTA	21130	(462,458)	—	—	(22,019)	—	(484,477)

Federal Withholding	21140	(124)	—	—	—	—	(124)
State Income Tax-PA	21150-001	(97)	—	—	—	—	(97)
State Income Tax-OH	21150-002	(3,320)	—	—	(61)	—	(3,381)
State Income Tax-WV	21150-003	(8,216)	—	—	—	—	(8,216)
N. Strabane County Tax	21160	(32,599)	—	—	(1,008)	—	(33,607)
Accr Deds-Wager Withhld-HR	21170-152	(7,885)	—	—	—	—	(7,885)
Gratuities Payable-F&B	21210	(7,836)	—	—	—	—	(7,836)
Gratuities Payable-Other	21290	(371,713)	—	—	—	—	(371,713)
Accrued Vacation	21320	(1,579,267)	—	—	(83,036)	—	(1,662,303)
Accrued Worker’s Comp	21330	—	—	—	(4)	—	(4)
P/R Ded-401K Plan	21350	(68,839)	—	—	(1,033)	—	(69,872)
P/R Ded-401K Plan Employer	21351	(27,183)	—	—	(247)	—	(27,430)
P/R Ded-Union Dues	21356	5	—	—	—	—	5
P/R Ded-Garnishments	21360	(621)	—	—	12	—	(610)
P/R Ded-Other	21395	1,466	—	—	—	—	1,466
In-House Slot Progressive Resv	22010	(2,295,762)	—	—	—	—	(2,295,762)
Table Games Progressive Resv	22050	(8,387)	—	—	—	—	(8,387)
Outstanding Tickets (In/Out)	22100	117,084	—	—	—	—	117,084
Accrued Slot Club Points	22200	(1,700,317)	—	—	—	—	(1,700,317)
Accrued Racing Player Rewards	22210	(41,656)	—	—	—	—	(41,656)
Accrued Leased Machines	22300	(383,280)	—	—	—	—	(383,280)
Tournaments	22500	(210,176)	—	—	—	—	(210,176)
Outstanding Chips	22701	(16,715,000)	—	—	—	—	(16,715,000)
Chips & Tokens in Cage	22704	9,223,460	—	—	—	—	9,223,460
Table Games Inventory	22705	7,197,602	—	—	—	—	7,197,602
Accrued Gaming Taxes	23000	(140,881)	—	—	—	—	(140,881)
Accrued LSA Fees	23002	(1,413,945)	—	—	—	—	(1,413,945)
Accrued PA State Share Tax	23003	(1,097,805)	—	—	—	—	(1,097,805)
Accrued Racing Tax	23004	(313,885)	—	—	—	—	(313,885)
Accrued Economic Development	23005	(148,936)	—	—	—	—	(148,936)
Accrued County Tax	23006	(66,661)	—	—	—	—	(66,661)

Accrued Municipal Tax	23007	(66,661)	—	—	—	—	(66,661)
IRS Withholdings	23200	(21,212)	—	—	—	—	(21,212)
Accrued Sales Tax	23300	(33,004)	—	—	(4,943)	—	(37,947)
Accrued Federal Income Tax	23600	—	—	(677,291)	—	—	(677,291)
Accrued State Income Tax	23610	—	—	(363,688)	—	—	(363,688)
Gift Certificate	24150	(1,864)	—	—	—	—	(1,864)
Front Money	24300	(500)	—	—	—	—	(500)
Defer Inc-Carryover/Presales	24400-055	(2,833)	—	—	—	—	(2,833)
Unclaimed Property	24500	(177,206)	—	—	—	—	(177,206)
Accrued Interest	25800	(22,014)	—	—	—	—	(22,014)
Accrued Int.-PGCB Loan Repay	25813	(48,459)	—	—	—	—	(48,459)
Accrued Int.- DB 2nd Lien	25815	0	—	—	—	—	0
Other Accrued	25900	(175,310)	—	—	(1,776)	—	(177,086)
Other Accrued-Tote Intrfce Fee	25900-065	(546)	—	—	—	—	(546)
Other Accrued-Decoder Fees	25900-068	(6,839)	—	—	(11,586)	—	(18,426)
Found Money\Tickets	25902	(20,518)	—	—	—	—	(20,518)
Other Accrued-MEC O/S Checks	25908	(62,632)	—	—	—	—	(62,632)
Current Protion of LTD	26000	(3,310,339)	—	—	—	—			(3,310,339)
Contract Payable	26505	(151,546)	—	—	—	—	(151,546)
Current Liabilities								(18,540,722)

							Working Captial	9,796,041	(7,335)

Accrued CIP Items in April

CIP	006.000.0000.16900	300105	04/25/14	280542	Ball Chain	873.00	2014004 Shimmer screen

CIP	006.000.0000.16900	90566	05/02/14	279119	Horizon	42,600.23	2014004 Video Panels, Driver Multiviewer, install

CIP	006.000.0000.16900	90569	05/02/14	282016	Horizon	31,727.66	2014004 Lighting system for Vibe

CIP	006.000.0000.16900	90568	05/02/14	282018	Horizon	13,962.43	2014004 Speakers, Subwoofers, rack, processor

CIP	006.000.0000.16900	93416557	04/25/14	no po	Igt	7,181.96	travel & expenses

CIP	006.000.0000.16900	93357466	02/20/14	no po	Igt	9,010.00	Consulting

CIP	006.000.0000.16900	93404565	04/17/14	no po	Igt	14,000.00	Engineers on site for lab

CIP	006.000.0000.16900	PER D/B	04/30/14	282779	LM Construction	389.00	2014001 bal. for 08 Terrace Carvery accrual

CIP	006.000.0000.16900	PER D/B	04/30/14	282778	LM Construction	1,929.75	2014003 bal. for 08 FC accrual

CIP	006.000.0000.16900	no inv	04/30/14	no po	Massaro Industries	4,750.00	2013064 Toilet Room Patch

CIP	006.000.0000.16900	no inv	05/02/14	281873	P2 Contracting	1,433.50	2014005 additional fees

CIP	006.000.0000.16900	A011598	04/16/14	281503	Quadra-Tech	27,023.00	2014002, 2014004

CIP	006.000.0000.16900	M043014	04/30/14	285787	Staab & Sons	10,678.43	2014002 Roach Coach Plumbing

CIP	006.000.0000.16900	58336271	04/24/14	284632	Uline	1,584.01	2014032 Picnic Tables

CIP	006.000.0000.16900	no inv	04/30/14	281131	Wellington Power	18,333.00	2014014 Data Runs

Construction in Progress	006-000-0000-16900	WO# 042314	04/23/14	Amended?	Wellington Power Corp	776.15	Capex #2014004 Vibe

Construction in Progress	006-000-0000-16900	WO #042814	04/28/14	Amended?	Wellington Power Corp	505.68	Capex #2014004 Vibe

Construction in Progress	006-000-0000-16900	WO #042514	04/25/14	Amended?	Wellington Power Corp	1,690.88	Capex #2014004 Vibe

Construction in Progress	006-000-0000-16900	P3402REV	04/17/14	283653	TDN	1,716.21	Capex #2014023 Conversion Slots

Construction in Progress	006-000-0000-16900	P3403	04/17/14	283755	TDN	3,996.70	Capex #2014023 Conversion Slots

Construction in Progress	006-000-0000-16900	7779-A	04/21/14	280675	Republic Furniture	1,412.98	Capex #2014004 Vibe

Construction in Progress	006-000-0000-16900	2344087	04/17/14	283753	Happ Controls	951.88	Capex #2014023 Conversion Slots

Construction in Progress	006-000-0000-16900	11454001	04/25/14	281616	Lighthouse Electric	89,000.00	Capex #2014005-Triple Crown Banquet Space

Construction in Progress	006-000-0000-16900	1915336251	04/30/14	285248	Hite Co.	788.06	Capex #2014002 Headliners

Construction in Progress	006-000-0000-16900	36475	04/29/14	283520	Crystal Sound Systems	726.10	Capex #2014012 Surveillance Maint.

Construction in Progress	006-000-0000-16900	60059	04/30/14	No PO	Yates Silverman	1,173.00	Travel Exp on 3/31 - 4/1 (Carvery?)

Construction in Progress	006-000-0000-16900	60044	04/14/14	No PO	Yates Silverman	5,290.48	Carvery capex

Construction in Progress	006-000-0000-16900	60045	04/14/14	No PO	Yates Silverman	10,886.28	Food Court capex

Construction in Progress	006-000-0000-16900	60046	04/14/14	No PO	Yates Silverman	5,414.51	Capex #2014004 Vibe

Construction in Progress	006-000-0000-16900	60047	04/14/14	No PO	Yates Silverman	8,083.03	Triple Crown capex

Construction in Progress	006-000-0000-16900	60048	04/14/14	No PO	Yates Silverman	11,450.84	Silks Capex

Construction in Progress	006-000-0000-16900	58293462	04/22/14	284632	Uline	1,317.35	Capex #2014032 Festival area

Construction in Progress	006-000-0000-16900	MA	04/29/14	285151	Crystal Sound Systems	159.00	Capex #2014012 Surveillance Maint.

Construction in Progress	006-000-0000-16900	MA	04/30/14	280794	Massaro Corp	2,135.00	Capex #2014004 Vibe

						332,950.10

						7,335.00	Contract retainage and contract cip items

						340,285.10

EXHIBIT E

Form of Third Party Operator Confidentiality Agreement

(see attached)

GAMING AND LEISURE PROPERTIES, INC.

CONFIDENTIALITY AGREEMENT

[              ], 2014

[Third Party Operator Name]

[Address]

RE: Confidentiality Agreement

You have expressed an interest in reviewing certain information relating to Cannery Casino Resorts, LLC (including its subsidiaries, “CCR”) and assets of CCR in connection with the acquisition (the “Transaction”) of The Meadows Racetrack & Casino from CCR by Gaming and Leisure Properties, Inc. (the “Company,” “we” or “us”) and your proposed operation of such facility for the Company (the “Proposed Operation”).

As a condition to furnishing you with such information, we require that you agree, as set forth below, to treat confidentially such information and any other information relating to CCR or the Company (collectively, the “Evaluation Material”) which CCR or we, or any of our respective representatives or agents, furnishes to you or your affiliates or representatives (including attorneys, accountants, financial advisors, agents, directors, managers, officers and employees) (collectively, your “Representatives”).  The term “Evaluation Material” will also include all analyses, compilations, studies or other documents prepared by CCR, us, or any of CCR’s or our respective representatives or agents, or by you or your Representatives containing or based in whole or in part on any information furnished by us, or any of CCR’s or our respective representatives or agents.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was in your possession on a non-confidential basis prior to its disclosure to you by CCR or us, or any of our representatives or agents, or (iii) becomes available to you from a source other than CCR or us, or any of CCR’s or our respective representatives or agents, provided, however, that such source is not known by you to be bound by a confidentiality obligation, directly or indirectly, to us.

You may disclose Evaluation Material to your Representatives who have a need to know such Evaluation Material in connection with the Proposed Operation and who are informed of the confidential nature of the Evaluation Material; provided that you may not disclose Evaluation Material to any Representative who is an external advisor, including, without limitation, attorneys, investment bankers, consultants or accountants, without the prior written consent of the Company.  You agree that the Evaluation Material will be kept strictly confidential by you and your Representatives, and shall not, except as hereinafter provided, without our prior written consent, be disclosed by you or your Representatives. You agree that the Evaluation Material will be used by you and your Representatives for the sole purpose of evaluating your ability to fulfill your obligations related to the Proposed Operation and that you will not use any Evaluation Material in any way detrimental or adverse to CCR or the Company.  You shall be responsible for any breach of this agreement by your Representatives, and you agree, at your sole expense, to take all commercially reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure of Evaluation Material and to prevent any unauthorized person from obtaining access to the Evaluation Material, and that we may do likewise.  Notwithstanding this or any other provision of this agreement, nothing in this agreement shall prevent you or any of your affiliates from considering or participating in any other transaction or from operation of any gaming activities, regardless of whether such transaction or operation would be in competition with the Proposed Operation; provided, however, that you shall not use or disclose any Evaluation Material in connection therewith other than in accordance with the terms hereof.

Without our prior written consent, neither you nor your Representatives who are given access to the Evaluation Material shall (i) disclose to any person (other than a person authorized hereunder) the fact that the Evaluation Material has been made available to you, that discussions or negotiations between you and us are taking place or any of the terms, conditions or other facts with respect to the discussions or negotiations, including, without limitation, the terms and conditions of any indication of interest or offer you submit or the status thereof or (ii) except as provided in the following sentence, contact directly or indirectly the Company or its employees, representatives, agents, suppliers, vendors, creditors or regulators.  Any communications and inquiries regarding the Proposed Operation shall be made only to those persons to whom we have specifically authorized you to direct such communications and inquiries.

In the event that you or any of your Representatives are requested or required by applicable law (including, without limitation, by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, regulatory process or other similar process) to disclose any of the Evaluation Material or the fact that the Evaluation Material has been made available to you, that discussions or negotiations between you and us are taking or have taken place or any of the terms, conditions or other facts with respect to the discussions or negotiations, you shall (i) provide CCR and us with prompt written notice (unless prohibited by law or regulatory process) of any such request or requirement so that CCR or we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement and (ii) reasonably cooperate with CCR and us in seeking such protective order or other appropriate remedy.  In the event that such a protective order or other remedy is not obtained, or that compliance with the terms of this agreement is waived, you agree that you will furnish only that portion of the Evaluation Material and other information which is legally required, provided that you exercise your reasonable efforts to preserve the confidentiality of the Evaluation Material and other information, including, without limitation, by cooperating with CCR and us to obtain reliable assurances that confidential treatment will be accorded the Evaluation Material and other information being disclosed.

In addition, for the period eighteen (18) months from the date of this agreement, you and each of your affiliates agree not to solicit for employment any of the employees of CCR or the Company, or their respective affiliates (other than through general media solicitations not specifically targeted at such individuals).  The foregoing sentence shall not be deemed to create liability for the hiring of an individual responding to such a general media solicitation or for unsolicited contact by any such employee with you.

2

You hereby acknowledge that we are subject to certain confidentiality restrictions and that a material inducement to our provision of Evaluation Material to you is your execution of and compliance with the terms hereof.  In addition, you hereby acknowledge that you are aware (and, if applicable, that your Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

All Evaluation Material, as between you, us and CCR, shall be and remain property of the Company or CCR, as applicable.  Nothing in this agreement shall be construed as granting any rights in or to Evaluation Material to you or your Representatives, except the right of review and use in accordance with the terms of this agreement.  You will promptly, upon our request, deliver to us or destroy the Evaluation Material supplied by, or any of our representatives or agents, and all copies thereof, except that you shall be entitled to retain one confidential copy of the Evaluation Material to the extent necessary to comply with applicable law or document retention policy.  Such copy shall be kept only for so long as is required under applicable law and shall thereafter be destroyed.  Notwithstanding any expiration of this agreement in accordance with its terms, the confidentiality and other provisions of this agreement shall apply to such copy until it is destroyed.  If requested, you agree to provide CCR and us with a certificate stating your compliance with this paragraph.

Neither we nor CCR makes any representation or warranty as to the accuracy or completeness of the Evaluation Material.  You agree that neither we nor CCR or any of our respective representatives or agents shall have any liability under this agreement to you or your Representatives resulting from the use of the Evaluation Material by you or your Representatives.  Neither this agreement nor the participation by you or your Representatives shall impose upon the Company or upon CCR any obligation with respect to any Proposed Operation or the preservation, operation or condition of, or otherwise with respect to, the equity interests or other assets of CCR or the Company.  Any such obligations will arise only from the execution and delivery of a definitive, formal written agreement negotiated and executed by all relevant parties, and then only to the extent set forth therein.

If you submit any information to us concerning your qualification to fulfill your obligations in connection with the Proposed Operation, you understand that you may be required to represent that such information is true and accurate in all material respects as of the date submitted.  So long as you continue to participate in the Proposed Operation process, you will inform us reasonably promptly of any material change in the information provided

You will not act through a partnership, joint venture, consortium or other association or organization, or otherwise act in concert with any other person (other than the bona fide personnel of you or your Representatives), with respect to this process or a Proposed Operation without first disclosing to us the identities of and background information about the other partners, joint venturers, consortium or other association or organization members, or such persons acting in concert, and such other information with respect to the partnership, joint venture, consortium, other association or organization or group as we request.  You acknowledge that this agreement prohibits conversations without our permission about potential group arrangements (other than such conversations strictly among the bona fide personnel of you or your Representatives).

3

You will be responsible for all costs and expenses incurred by you in connection with the Proposed Operation process.  Except as otherwise may be included in a definitive agreement between the parties, under no circumstances, including our termination of the Proposed Operation process at any time, will CCR, the Company, or any of their respective representatives or agents be responsible for any costs or expenses of you or your Representatives incurred in connection with the Proposed Operation process.

We mutually agree that neither this agreement nor any conduct by either of us, or any of our representatives or agents shall be deemed to constitute a binding agreement or understanding to enter into or complete any Proposed Operation.  Without limiting the generality of the foregoing, each of us covenants not to sue or institute any legal proceedings seeking to establish that any such contractual relationship exists, unless and until a definitive, formal written agreement is negotiated and executed by all relevant parties.  You acknowledge and agree that we have the right, in our sole and complete discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Proposed Operation and to terminate discussions and negotiations with you and your Representatives at any time, that the protocols and procedures that may be employed by us in the conduct of the Proposed Operation process are within our sole and complete discretion, that they are subject to change at any time, that compliance with such protocols and procedures is a condition to your participation in the Proposed Operation process, that noncompliance with such protocols and procedures will be a ground for your disqualification from further participation in the Proposed Operation process, that determinations of compliance or noncompliance will be within our sole judgment, and except as may be otherwise set forth in a definitive, formal written agreement regarding a Proposed Operation, your sole remedy for any objection to such protocols and procedures, our application of them or any judgment by us regarding them will be your withdrawal without further recourse from participation in the Proposed Operation process.

It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. Also, it is agreed and acknowledged that money damages alone may not be a sufficient remedy for a breach of this agreement by you or your Representatives, and that in addition to all other relief available to us, we shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, and shall not have to post any bond or other security in connection therewith.

This agreement and the obligations under this agreement are for the benefit of the Company and you acknowledge and agree that this agreement may be enforced directly by us, provided, however, that Cannery Casino Resorts, LLC is an intended third party beneficiary to this agreement and shall be entitled to enforce the obligations of [Third Party Operator] hereunder as if it were a party hereto, except to the extent such obligations solely relate to Evaluation Material of the Company. This agreement may be assigned by us to any person that acquires all or a portion of the assets or securities of the Company. This agreement is not assignable by you.  If any provision of this agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect so long as the economic and legal substance of this agreement are not affected in a manner materially adverse to you, CCR or us.

4

If you are in agreement with the foregoing, please sign and return one copy of this agreement, which will constitute our agreement with respect to the subject matter hereof.  This agreement (i) shall be governed by the laws of the State of New York and (ii) may be executed in several counterparts, all of which together shall constitute one and the same agreement, and by facsimile signatures.  This agreement constitutes the entire understanding between you and us with respect to the subject matter hereof.  This agreement may be amended only by an agreement in writing executed by you and us.  You hereby submit to personal jurisdiction before any federal or state court of proper subject matter jurisdiction in the Borough of Manhattan, the City of New York, and you waive any and all objections to the jurisdiction and proper venue of such courts.  In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party hereto has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.  This agreement shall continue in force and effect for a period of eighteen (18) months commencing as of the date first written above except as otherwise provided herein.

[Signature page follows.]

5

Very truly yours,
Gaming and Leisure Properties, Inc.

By:
Name:
Its:

Acknowledged and agreed as of the
date first above written by:

[Third Party Operator]

By:
Name:
Title: